 Exhibit (a)(1)(A)

Offer to Exchange

AULT ALLIANCE, INC.

Offer to Exchange up to 333,333,333 shares of its Common Stock (in 200 share increments) for up to $50,000,000 aggregate liquidation preference of its
10.00% Series H Cumulative Redeemable Perpetual Preferred Stock

Ault Alliance, Inc. (“we”, “us”, the “Company” or “Ault Alliance”) is offering to exchange up to 333,333,333 shares of its outstanding Class A Common Stock, par value $0.001 per share (the “Common Stock”), for its 10.00% Series H Cumulative Redeemable Perpetual Preferred Stock (“Series H Preferred Stock”), with each 200 shares of Common Stock being exchangeable in the Offer for three shares of Series H Preferred Stock having a liquidation preference of $10.00 per share of Series H Preferred Stock (an effective price of $0.15 per share of Common Stock) (the “Offer”). Common Stock may only be tendered in increments of 200 shares. The Offer will be upon the terms and subject to the conditions set forth in this Offer to Exchange (as amended and supplemented from time to time, this “Offer to Exchange”) and the related Offer materials (as amended and supplemented from time to time, the “Offer Documents”). The exchange of at least 150,000,000 shares of Common Stock in the Offer is a closing condition to the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME, ON FRIDAY APRIL 28, 2023, UNLESS EXTENDED BY THE COMPANY (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

If you hold your stock through a broker or other nominee, the broker or other nominee will likely have an earlier deadline by which you must give them instructions. Each broker and nominee is different and you must follow the applicable requirements and deadlines of your broker or nominee.

For Each:	Consideration to be Received:
200 shares of Common Stock	3 shares of Series H Preferred Stock, with a liquidation preference equal to $10.00 per share of Series H Preferred Stock

Dividends on the Series H Preferred Stock are cumulative from the date of initial issue and will be payable on the last day of each calendar quarter commencing on June 30, 2023 when, as and if declared by our board of directors (“Board of Directors”). Dividends will be payable out of amounts legally available therefor at a rate equal to 10.00% per annum per $10.00 of stated liquidation preference per share, or $0.25 per share of Series H Preferred Stock per quarter. Dividends may be paid, at the option of the Company, in the form of Common Stock determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Series H Preferred Stock owned by such record holder on the record date for the applicable dividend payment date (rounded to the nearest whole cent) by (y) the ten-day VWAP per share of Common Stock prior to the dividend payment date. If the Company declares a dividend to holders of Common Stock in the form of shares of the stock of its subsidiaries, then holders of Series H Preferred Stock shall participate in such dividend as if the shares of Series H Preferred Stock were convertible into shares of Common Stock at a price of $0.15 per share. However, holders of Series H Preferred Stock will not otherwise participate in any dividends or distributions of cash or other property paid in respect of our Common Stock with holders of the Common Stock. See “Description of Series H Preferred Stock — Dividends” for additional detail.

The Series H Preferred Stock will rank on a parity with the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock (the “Series D Preferred Stock”), Series E Preferred Stock (the “Series E Preferred Stock”), Series F Preferred Stock (the “Series F Preferred Stock”), and Series G Preferred Stock (the “Series G Preferred Stock”) upon liquidation and the Series A Preferred Stock and Series D Preferred Stock in the right to receive dividends. On the date that is two years following the initial issuance of the Series H Preferred Stock, we may redeem, at our option, the Series H Preferred Stock, in whole or in part, from time to time, at a redemption price of $10.00 per share, plus any accumulated and unpaid dividends (whether or not declared) on the Series H Preferred Stock up to, but not including, the date of such redemption, upon written notice, as described in the section entitled “Description of the Series H Preferred Stock — Redemption — Redemption Procedures.” The Series H Preferred Stock is perpetual and has no stated maturity date, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Holders of the Series H Preferred Stock will generally have no voting rights, except for limited voting rights required by law. Holders of the Series H Preferred Stock will not have any preemptive rights to purchase or subscribe for our Common Stock or any other security.

Upon the occurrence of a Change of Control (defined below), we may, at our option, redeem the Series H Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $10.00 per share, plus any accumulated and unpaid dividends (whether or not declared) to, but not including, the redemption date. For additional detail and the definition of a “Change of Control”, see “Description of Series H Preferred Stock — Change of Control Optional Redemption”.

Accordingly, because our Series H Preferred Stock will have no maturity date, and we will not be required to redeem our Series H Preferred Stock at any time, our Series H Preferred Stock will remain outstanding indefinitely unless we decide to redeem it.

On March 17, 2023, the last reported sales price of our Common Stock on the NYSE American Exchange (“NYSE American”) prior to the announcement of the Offer was $0.09 per share. On March 28, 2023, the last reported sales price of our Common Stock on the NYSE American prior to the commencement of the Offer was $0.097 per share. As of March 28, 2023, we had 415,746,694 shares of Common Stock outstanding.

We intend to file an application to list the Series H Preferred Stock on the NYSE American or the Nasdaq Capital Market under the symbol “AULT-PDH.” If this application is approved, trading in the Series H Preferred Stock is expected to commence within a 30-day period after the initial delivery of the Series H Preferred Stock. If the application is not approved, we intend to file an application to admit the Series H Preferred Stock for trading on the OTC.

The Offer is subject to the conditions discussed under “The Offer — Conditions to the Completion of the Offer”.

The Offer Documents contain important information. You are encouraged to read the Offer Documents, and the documents we incorporate by reference herein, in their entirety before making any decision regarding the Offer.

Investing in the Series H Preferred Stock involves a high degree of risk. Please see the section entitled “Risk Factors” of this Offer to Exchange for a discussion of information that you should consider before exchanging Common Stock in the Offer.

Our Board of Directors has approved the Offer; however, neither our Board of Directors nor any other person is making any recommendation as to whether you should exchange your shares of Common Stock for Series H Preferred Stock. Your participation in the Offer is voluntary.

The Offer commenced on March 31, 2023 (the date the materials relating to the Offer were first sent to the record holders of Common Stock) and will end on the Expiration Date.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the issuance of the Series H Preferred Stock in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to provide a pre-emption of the registration and qualification requirements of the state securities laws for the issuance of the Series H Preferred Stock in the Offer. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. No broker, dealer, salesperson, agent or other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER OR THE Series H Preferred Stock OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Exchange Agent for the Offer is Computershare Trust Company, N.A. (“Computershare”) and the Information Agent for the Offer is Georgeson.

The date of this Offer to Exchange is March 31, 2023.

Table of Contents

Page

IMPORTANT NOTICE	1

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS	1

SUMMARY OF THE OFFER	3

RISK FACTORS	11

THE OFFER	14

DESCRIPTION OF AULT ALLIANCE'S COMMON STOCK	29

DESCRIPTION OF SERIES H PREFERRED STOCK	30

COMPARISON OF RIGHTS BETWEEN THE COMMON STOCK AND THE SERIES H PREFERRED STOCK	40

CERTAIN MATERIAL INCOME TAX CONSIDERATIONS	42

PLAN OF DISTRIBUTION	49

HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA	50

PRICE RANGE OF THE COMMON STOCK; DIVIDENDS	53

WHERE TO FIND AVAILABLE INFORMATION	54

INCORPORATION OF DOCUMENTS BY REFERENCE	54

MISCELLANEOUS	55

i

IMPORTANT NOTICE

Any holder desiring to tender shares of Common Stock in the Offer must follow the instructions set forth herein under “The Offer — Procedures for tendering shares of Common Stock in the Offer”.

All tenders of shares of Common Stock must be made before the Offer expires at one minute following 11:59 P.M. (12:00 midnight), New York City time, on Friday April 28, 2023 (unless the Offer is extended).

Tendering stockholders will not be obligated to pay brokerage fees or commissions, or fees and expenses of the Exchange Agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE EXCHANGE AGENT OR THE INFORMATION AGENT.

We are not making the Offer to, and will not accept any tendered shares of Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction and will take such actions if required by applicable Securities and Exchange Commission (“SEC”) rules and regulations. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, since the date hereof, or in the case of information incorporated herein by reference, since the date thereof.

This Offer to Exchange and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.

To request additional copies of the Offer Documents or for any requests for assistance, please contact the Information Agent at (toll-free) 1 (888) 565-5423. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock for exchange and, if so, the amount of shares of Common Stock to tender.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange, including the documents that we incorporate by reference herein, contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on our expectations, beliefs, forecasts, intentions and future strategies and are signified by the words “expects,” “anticipates,” “intends,” “believes” or similar language. In addition, any statements that refer to projections of our future financial performance, our anticipated growth, trends in our business industry, future events, estimated or anticipated future results and benefits, future opportunities for Ault Alliance, and other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict, including those identified below, under “Risk Factors” and elsewhere in this Offer to Exchange. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. All forward-looking statements included in this Offer to Exchange are based on information available to us on the date of this report and speak only as of the date hereof.

These forward-looking statements are subject to a number of risks and uncertainties regarding Ault Alliance’s businesses, and actual results may differ materially. The factors that may affect our results include, among others:

•	our continued operating and net losses in the future;

•	our need for additional capital for our operations and in furtherance of our business strategy;

•	dependency on our ability, and the ability of our contract manufacturers, to timely procure electronic components;

•	the potential ineffectiveness of our strategic focus on power supply solution competencies;

•	dependency on developer partners for the development of some of our custom design products;

•	dependency on sales of our legacy products for a meaningful portion of our revenues;

•	the inherent risks in operating in the bitcoin market;

•	the possible failure of our custom product development efforts to result in products which meet customers’ needs or such customers’ failure to accept such new products;

•	our ability to attract, retain and motivate key personnel;

•	dependence on a few major customers;

•	dependence on the electronic equipment industry;

•	reliance on third-party subcontract manufacturers to manufacture certain aspects of the products sold by us;

•	reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry;

•	our ability to establish, maintain and expand its OEM relationships and other distribution channels;

•	our inability to procure necessary key components for its products, or the purchase of excess or the wrong inventory;

•	variations in operating results from quarter to quarter; and

•	dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations.

You should consider these factors carefully in evaluating these forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the Offer Documents. It is impossible for us to predict new events or circumstances that may arise in the future or how they may affect us, and we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity and the development of the industry in which we operate may differ materially from these forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of the Offer Documents. In addition, these forward-looking statements provide Ault Alliance’s expectations, plans or forecasts of future events and views as of the date of the Offer Documents. Ault Alliance anticipates that subsequent events and developments will cause Ault Alliance’s assessments to change. These forward-looking statements should not be relied upon as representing Ault Alliance’s assessments as of any date subsequent to the date of the Offer Documents.

Refer to the section titled “Risk Factors” in this Offer to Exchange, to any other risk factors set forth in any information incorporated by reference into this Offer to Exchange to better understand the risks and uncertainties inherent in our business and underlying these forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, including those discussed in our Annual Report on Form 10-K under the headings “Risk Factors”, “Legal Proceedings”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and otherwise identified or discussed in our Annual Report on Form 10-K, and our Quarterly Reports on Form 10-Q under the headings “Risk Factors,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and otherwise identified or discussed in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this Offer to Exchange.

SUMMARY OF THE OFFER

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this Offer to Exchange and the other Offer Documents. Capitalized terms used but not otherwise defined in this summary have the meanings assigned to them elsewhere in the Offer Documents.

•	What is the Offer?

•	In the Offer, the Company is offering to exchange shares of Common Stock in 200 share increments and then retiring those shares. The Company is paying three shares of Series H Preferred Stock for each 200 shares, thus for each increment of 200 shares, a shareholder will receive three shares of Series H Preferred Stock having a liquidation preference of $10.00 per share of Series H Preferred Stock (the equivalent of $0.15 per share of Common Stock for each share of Common Stock exchanged in the Offer).

•	The $0.15 liquidation preference per common share equivalent of the Series H Preferred Stock represents a 55% increase over the last reported sales price of our Common Stock as of March 28, 2023, on the NYSE American.

•	To avoid issuing fractional shares, the Offer is structured in increments of 200 shares of Common Stock such that every 200 shares of Common Stock is exchangeable into three shares of Series H Preferred Stock.

•	You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock.

•	What are the terms of the Series H Preferred Stock?

Dividends on the Series H Preferred Stock are cumulative from the date of initial issue and will be payable on the last day of each calendar quarter commencing on June 30, 2023 when, as and if declared by our Board of Directors. Dividends will be payable out of amounts legally available therefor at a rate equal to 10.00% per annum per $10.00 of stated liquidation preference per share, or $0.25 per share of Series H Preferred Stock per quarter. Dividends may be paid, at the option of the Company, in the form of Common Stock determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Series H Preferred Stock owned by such record holder on the record date for the applicable dividend payment date (rounded to the nearest whole cent) by (y) the ten-day VWAP per share of Common Stock prior to the dividend payment date. If the Company declares a dividend to holders of Common Stock in the form of shares of the stock of its subsidiaries, then holders of Series H Preferred Stock shall participate in such dividend as if the shares of Series H Preferred Stock were convertible into shares of Common Stock at a price of $0.15 per share. However, holders of Series H Preferred Stock will not otherwise participate in any dividends or distributions of cash or other property paid in respect of our Common Stock with holders of the Common Stock. See “Description of Series H Preferred Stock — Dividends” for additional detail.

The Series H Preferred Stock will rank on a parity with the Series D Preferred Stock, Series A Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock upon liquidation and Series D Preferred Stock and Series A Preferred Stock in the right to receive dividends. On the date that is two years following the initial issuance of the Series H Preferred Stock, we may redeem, at our option, the Series H Preferred Stock, in whole or in part, from time to time, at a redemption price of $10.00 per share, plus any accumulated and unpaid dividends (whether or not declared) on the Series H Preferred Stock up to, but not including, the date of such redemption, upon written notice, as described in the section entitled “Description of the Series H Preferred Stock — Redemption — Redemption Procedures.” The Series H Preferred Stock is perpetual and has no stated maturity date, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Holders of the Series H Preferred Stock will generally have no voting rights, except for limited voting rights required by law. Holders of the Series H Preferred Stock will not have any preemptive rights to purchase or subscribe for our Common Stock or any other security.

Upon the occurrence of a Change of Control (defined below), we may, at our option, redeem the Series H Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $10.00 per share, plus any accumulated and unpaid dividends (whether or not declared) to, but not including, the redemption date. For additional detail and the definition of a “Change of Control”, see “Description of Series H Preferred Stock — Change of Control Optional Redemption”.

Accordingly, because our Series H Preferred Stock will have no maturity date, and we will not be required to redeem our Series H Preferred Stock at any time, our Series H Preferred Stock will remain outstanding indefinitely unless we decide to redeem it.

•	If I hold through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.), how do I participate in the Offer?

•	To tender your shares in the Offer, you need to contact your brokerage firm and follow their procedures for instructing them to tender your shares. This is typically found in the messaging center or documents center in your online portal.

•	Because it may take some time for the broker to process your instructions, you should contact them far enough in advance of the Expiration Date to enable them to follow your instructions. The Expiration Date is one minute following 11:59 P.M. (12:00 midnight), New York City time, on Friday April 28, 2023.

•	If you are having difficulty in instructing your broker, you may contact our Information Agent for assistance at (toll-free) 1 (888) 565-5423. However, neither the Company, the Information Agent, nor the Exchange Agent can accept your tender directly, only the broker can tender on your behalf.

•	Who is making the Offer?

Ault Alliance, Inc. is making the Offer. The mailing address of our principal executive offices is 11411 Southern Highlands Pkwy #240, Las Vegas, NV 89141. Our telephone number at these offices is (949) 444-5464.

•	How many shares of Common Stock are sought to be exchanged in the Offer? Is it a condition to the Offer?

We are offering to exchange up to 333,333,333 shares of our Common Stock, representing approximately 80% of our shares of Common Stock outstanding as of March 28, 2023. The exchange of at least 150,000,000 shares of our Common Stock, representing approximately 36% of our shares of Common Stock outstanding as of March 28, 2023, is a condition to the Offer.

•	Why is the Company making the Offer?

The Company believes that the current price for the Common Stock does not reflect the intrinsic value of the Company.

During the fiscal year ended December 31, 2022, the Company:

•	Installed an aggregate of approximately 9,000 miners and intends to install an additional approximately 12,000 miners within the foreseeable future. Once all miners installed, the Company will generate approximately 180 Bitcoin per month, based on the difficulty rate as of March 2023; as of the date of this Offer to Exchange, the Company has since inception of its mining operations mined an aggregate of approximately 1,050 Bitcoin;

•	Has fully paid for all its miners in its possession;

•	Acquired a majority interest in Circle 8 Crane Services, LLC, which the Company expects to generate significant cash flow;

•	Had, as of September 30, 2022, approximately $610 million in total assets and stockholders’ equity of approximately $320 million. As of March 28, 2023, our shares of Common Stock traded at approximately eleven percent (11%) of our September 30, 2022 net tangible book value per share; and

•	Since current management assumed control of the Company, our assets have increased by a factor of 100; in addition, the Company’s management believes that the improvements to our balance sheet and income statement will continue over the next ten years.

Consequently, the Company believes that the current price for the Common Stock does not reflect these accomplishments or the intrinsic value of the Company. Thus, the Company believes that the Offer will benefit the holders of its Common Stock as follows:

•	those who tender will hold shares of Series H Preferred Stock that:

o	have a liquidation preference equivalent to $0.15 per share of Common Stock;

o	have cumulative dividends of 10.00% per annum; and

o	retain the right to participate in future dividends in the form of the common stock of our subsidiaries to holders of our Common Stock;

•	the $0.15 liquidation preference per common share equivalent of the Series H Preferred Stock represents a 55% increase over the last reported sales price of our Common Stock as of March 28, 2023, on the NYSE American; and

•	those who do not exchange may benefit more from future share value accretion as a result of the reduced number of shares outstanding.

•	What are the effects of the Offer on the ownership structure of the Company?

Holders of Common Stock who do not exchange their shares will, assuming the Offer closes, see their percentage ownership of our outstanding Common Stock increase, however, the Common Stock will be junior to the Series H Preferred Stock, and any other class of preferred stock in respect of the right to receive payment and rights upon liquidation. In addition, depending on the number of stockholders that elect to tender some or all of their shares of Common Stock in the Offer, there may be fewer shares of Common Stock held by non-affiliated stockholders, and there may therefore be fewer transactions in the shares of Common Stock resulting in lower liquidity.

•	When does the Offer expire?

The Offer will expire at one minute following 11:59 P.M. (12:00 midnight), New York City time, on Friday April 28, 2023 (unless the Offer is extended). If you hold your stock through a broker or other nominee, the broker or other nominee will likely have an earlier deadline by which you must give them instructions. Each broker and nominee is different and you must follow the applicable requirements and deadlines of your broker or nominee. See “The Offer — Expiration Date; Extensions; Amendments”.

•	Can the Offer be extended?

Yes, we can extend the Offer. See “The Offer — Expiration Date; Extensions; Amendments”.

•	What securities are being sought in the Offer and what will I receive in the Offer?

Holders of Common Stock are being offered the opportunity to exchange each 200 shares of Common Stock they own for three shares of Series H Preferred Stock having a liquidation preference equal to $10.00 per share (equivalent to $0.15 per share of Common Stock) (the “Exchange Ratio”), provided that (1) Common Stock must be tendered in increments of 200 shares, and (2) the aggregate liquidation preference of the Series H Preferred Stock issued to all tendering stockholders in the Offer will not exceed $50,000,000, upon the terms and subject to the conditions set forth in this Offer to Exchange. To avoid issuing fractional shares, the Offer is structured in increments of 200 shares of Common Stock such that every 200 shares of Common Stock is exchangeable into three shares of Series H Preferred Stock.

In the event that a number of shares of Common Stock is tendered in the Offer that would require us to issue in excess of $50,000,000 aggregate liquidation preference of Series H Preferred Stock, then all tenders will be accepted on a pro rata basis (based on increments of 200 shares) such that the aggregate liquidation preference of the Series H Preferred Stock issued in the Offer does not exceed $50,000,000. See “The Offer —  Prorating”.

•	If I participate in the Offer, what is the effective yield of the dividend of the Series H Preferred Stock that I receive?

The effective yield of the Series H Preferred Stock dividend to a holder of Common Stock whose shares are accepted for exchange in the Offer will be equal to the $1.00 per share of Series H Preferred Stock dividend rate, divided by the holder’s basis in the applicable 200 shares of Common Stock. If a holder would have purchased 200 shares of Common Stock at the last reported sale price of Common Stock on March 28, 2023 of $0.097, the effective dividend yield would have been 15.46%.

•	Will the Series H Preferred Stock be freely tradable?

In making the Offer, we are relying on the exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act for the Series H Preferred Stock. Under that exemption, if Common Stock tendered is freely tradable, the Series H Preferred Stock received in the exchange will be freely tradable.

If the Common Stock tendered in the exchange is restricted, the Series H Preferred Stock will be restricted to the same degree.

We intend to file an application to list the Series H Preferred Stock on the NYSE American or The Nasdaq Capital Market under the symbol “AULT-PDH.” If this application is approved, trading in the Series H Preferred Stock is expected to commence within a 30-day period after the approval of listing. However, we cannot assure you that the NYSE American or The Nasdaq Capital Market will list the Series H Preferred Stock or that any trading market will develop for the Series H Preferred Stock. If the application is not approved, we intend to file an application to admit the Series H Preferred Stock for trading on the OTC. If a trading market does develop, we cannot assure you as to any price at which the Series H Preferred Stock will trade. See “Risk Factors — There may not be an active trading market for the Series H Preferred Stock”.

•	Is there a maximum size of the Offer?

Yes. We will accept up to 333,333,333 shares of Common Stock. This represents approximately 80% of our outstanding Common Stock as of March 28, 2023. If more than 333,333,333 shares are tendered, we will only accept 333,333,333 shares of Common Stock, to be allocated among the tendering stockholders on a pro rata basis (based on increments of 200 shares).

•	Is there a minimum size of the Offer?

Yes. We will require a minimum of 150,000,00 shares of Common Stock to be exchanged in the Offer. This represents approximately 36% of our outstanding Common Stock as of March 28, 2023. If less than 150,000,000 shares are tendered, then we may terminate the Offer, subject to our right to waive any closing conditions.

•	Are there any conditions to the Offer?

Yes. The Offer is conditioned on the closing conditions described under “The Offer — Conditions to the Completion of the Offer”, including a minimum number of shares of outstanding Common Stock being validly tendered and receipt of the consent of JGB (defined below) with respect to the Offer. We will not be required, but we reserve the right, to waive any of the conditions of the Offer (to the extent permitted by applicable law) and accept for exchange any shares of Common Stock tendered (or, alternatively, we may elect to terminate the Offer) if any of the conditions of the Offer as described under “The Offer — Conditions to the Completion of the Offer” remain unsatisfied.

•	Under what circumstances may the Offer be terminated?

The Offer may be terminated if the conditions to the Offer discussed in this Offer to Exchange are not satisfied or waived or if we so elect. If the Offer is terminated and you previously have tendered shares of Common Stock, such tendered Common Stock will be credited back to an appropriate account promptly following the termination of the Offer without expense to you. See “The Offer.”

•	How will I be notified if the Offer is extended, amended or terminated?

We, in our sole discretion, may extend the Expiration Date for any reason. If the Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release or filing an amendment to the Schedule TO with the SEC. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. See “The Offer — Expiration Date; Extensions; Amendments”.

•	What rights will I lose if I exchange my shares of Common Stock in the Offer?

If you validly tender your shares of Common Stock and we accept those shares for exchange, you will lose the rights of a holder of shares of Common Stock and instead only have rights as a holder of Series H Preferred Stock. For example, the Series H Preferred Stock, unlike your shares of Common Stock, do not have any voting rights (except as required by law) or the right to share in any capital appreciation. See “Description of Ault Alliance’s Common Stock”, “Description of Series H Preferred Stock”, “Comparison of Rights Between the Common Stock and the Series H Preferred Stock” and “Price Range of the Common Stock; Dividends”.

•	What risks should I consider in deciding whether or not to exchange shares of Common Stock?

In deciding whether to participate in the Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Offer, the Company and our industry described in the section entitled “Risk Factors”, beginning on page 11 of this Offer to Exchange, and in the documents incorporated by reference into the Offer Documents.

•	Who may participate in the Offer?

All holders of the shares of Common Stock who hold at least 200 shares of Common Stock may participate in the Offer. See “The Offer — Terms of the Offer”. However, we are not making the Offer to, and will not accept any tendered shares of Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. See “Miscellaneous”. If you own less than 200 shares of Common Stock you may not participate in the Offer.

•	How do I participate in the Offer if I am a record holder?

A very small number of our stockholders (most of whom originally acquired their shares directly from the Company or one of its affiliates and never moved the shares to a brokerage account) hold their shares directly as record holders. If you hold your shares through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.), you are not a record holder. For our few stockholders who are record holders, in order to tender your shares of Common Stock, you must deliver a Letter of Transmittal to Computershare, as Exchange Agent, on or prior to the Expiration Date in accordance with the instructions provided in the Letter of Transmittal.

•	If I choose to tender my shares of Common Stock for exchange, do I have to tender all of my shares of Common Stock?

No. You may tender all of your shares of Common Stock, a portion of your shares of Common Stock or none of your shares of Common Stock for exchange, subject to the requirement that all tenders are in increments of 200 shares. See “The Offer — Terms of the Offer”.

•	May I withdraw my tender of shares of Common Stock?

Yes. You can withdraw shares of Common Stock previously tendered for exchange at any time before the Expiration Date. The Expiration Date is at one minute following 11:59 P.M. (12:00 midnight), New York City time, on Friday April 28, 2023, unless extended as described in the Offer Documents. See “The Offer — Right of Withdrawal”.

•	What happens if I do not participate in the Offer, or if my shares of Common Stock are not accepted in the Offer because of prorating?

If you currently hold shares of Common Stock and do not tender them or if your shares of Common Stock are not accepted in the Offer because of prorating, your shares of Common Stock will continue to be issued and outstanding. See “The Offer — Terms of the Offer” and “The Offer — Prorating”.

•	How will I be taxed on the exchange of my shares of Common Stock?

The exchange of Common Stock for Series H Preferred Stock under the Offer is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Offer so qualifies, the following U.S. federal income tax consequences are generally intended to result from the transaction:

•	No gain or loss will be recognized on an exchange;

•	Stockholders’ holding period for the Series H Preferred Stock received in an exchange will include the holding period of the Common Stock exchanged in this Offer; and

•	Stockholders’ initial tax basis of the Series H Preferred Stock received in an exchange will be equal to the adjusted tax basis of the Common Stock exchanged.

See “Certain Material Income Tax Considerations” for further discussion regarding U.S. federal income tax consequences.

•	What is the status of the Company’s “at-the-market” and stock repurchase program?

The Company has terminated its “at-the-market” program and no new “at-the-market” program will be initiated during the pendency of the Offer. The Company has suspended all repurchases under its stock repurchase program and such purchases will remain suspended during the pendency of the Offer.

•	Has the Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the making of the Offer. However, the Board of Directors has not made any recommendation as to whether you should tender your shares of Common Stock pursuant to the Offer. You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Common Stock.

•	What are the interests of our directors, executive officers and affiliates in the Offer?

None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer. See “Interests of directors, executive officers and affiliates of the Company in shares of Common Stock”. The Company does not believe that any director or executive officer that owns shares of Common Stock currently intends to tender such shares in the Offer. However, it is possible that one or more of our directors or executive officers who own shares of Common Stock may elect to tender some or all of their shares of Common Stock in the Offer. See “Interests of directors, executive officers and affiliates of the Company in shares of Common Stock”.

•	Who will pay the fees and expenses associated with the Offer?

We will bear all of our fees and expenses incurred in connection with consummating the Offer. No brokerage commissions are payable by the stockholders to the Information Agent, the Exchange Agent or us. See “The Offer — Fees and Expenses”.

•	Who can answer questions concerning the Offer?

Requests for assistance in connection with the tender of your shares of Common Stock pursuant to the Offer may be directed to the Information Agent for the Offer, at (toll-free) 1 (888) 565-5423.

RISK FACTORS

In addition to reading and considering the other information we have included or incorporated by reference in this Offer to Exchange, you should carefully read and consider the following factors in evaluating the Offer. Any of the following risks, as well as other risks and uncertainties, may harm the value of the Series H Preferred Stock directly, or our business and financial results may indirectly harm the value of the Series H Preferred Stock, which could cause you to lose all or a part of your investment. The risks cited below are not the only risks related to the Company or the Series H Preferred Stock. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value of the Series H Preferred Stock to decline. See “Disclaimer Regarding Forward-Looking Statements”.

Risks Related to Our Business

For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.

Risks Relating to the Offer and the Series H Preferred Stock

The Offer is subject to certain contingencies and may not be completed.

The Offer is subject to certain contingencies that are not within the control of the Company. The Offer is conditioned on the closing conditions described under “The Offer — Conditions to the Completion of the Offer”. We will not be required, but we reserve the right, to waive any of the conditions of the Offer (to the extent permitted by applicable law) and accept for exchange any shares of Common Stock tendered (or, alternatively, we may elect to terminate the Offer) if any of the conditions of the Offer as described under “The Offer — Conditions to the Completion of the Offer” remain unsatisfied. For instance, the Offer requires the consent of JGB (defined below) and may require certain approvals or consents from government regulatory agencies, self-regulatory organizations, and/or other third parties. There can be no assurance that all required conditions, consents, or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the Offer may be modified or withdrawn in certain circumstances subject to the discretion of the Company’s Board of Directors. See “The Offer — Conditions to the Completion of the Offer”.

There may not be an active trading market for the Series H Preferred Stock.

No market currently exists for the Series H Preferred Stock. Although the Company intends to apply to list the Series H Preferred Stock on the NYSE American or the Nasdaq Capital Market, this is not a condition to the completion of the Offer and there is no assurance that such listing will be accomplished or, if the Series H Preferred Stock is so listed, that trading will develop in the Series H Preferred Stock. If the application is not approved, we intend to file an application to admit the Series H Preferred Stock for trading on the OTC. If the Series H Preferred Stock is not listed or if a robust market does not develop, even if listed, it may impair a holder’s ability to resell the Series H Preferred Stock or the prices at which they may trade. Accordingly, no assurance can be given as to the liquidity of the Series H Preferred Stock after their issuance, or the prices at which they may trade, or that a trading market will develop.

The Series H Preferred Stock do not reflect any independent valuation of the shares of the Common Stock or the Series H Preferred Stock.

We are not making a recommendation as to whether holders of shares of Common Stock should exchange their shares for Series H Preferred Stock. We have not retained and do not intend to retain any unaffiliated representative for purposes of preparing a report concerning the fairness of the Offer. We cannot assure holders of shares of Common Stock that the value of the Series H Preferred Stock received in the Offer will in the future equal or exceed the value of the shares of Common Stock tendered and we do not take a position as to whether you should participate in the Offer. If you tender your shares of Common Stock, you may or may not receive more than or as much value as you may receive if you choose to keep such shares of Common Stock.

If you do not tender your shares of Common Stock in the Offer, those shares will be subordinate in right of payment and distribution upon liquidation to the Series H Preferred Stock.

If you do not tender your shares of Common Stock in the Offer, you will continue to hold such shares. If the Offer is consummated, there will be fewer shares of our Common Stock held by the Company’s stockholders, and there may therefore be fewer transactions in the shares of Common Stock. A lack of an active trading market may have an adverse effect on the trading price of our Common Stock. Additionally, the Series H Preferred Stock has a cumulative dividend rate of 10.00% unlike the Common Stock, and the Common Stock is junior to the Series H Preferred Stock in respect of distributions upon liquidation.

The completion of the Offering is likely to result in management holding a larger share of the Company’s equity and voting power.

As of March 28, 2023, the Company’s Executive Chairman, and his affiliates, beneficially owned 58,142,271 shares of Common Stock or approximately 13.9% of the total shares of Common Stock outstanding. Assuming that the Offer is fully subscribed by persons other than Mr. Ault and his affiliates, following consummation of the Offer, the Executive Chairman would beneficially own approximately 67.5% of the outstanding Common Stock. The interests of Mr. Ault and his affiliates may be different than the interests of stockholders in general, and the increased ownership percentage may make it easier for Mr. Ault and his affiliates to approve (or disapprove) transactions to which a majority of the other stockholders are opposed (or in favor of).

Ault Alliance may not have sufficient cash to pay dividends on the Series H Preferred Stock.

Ault Alliance conducts substantially all of its business through its subsidiaries. Accordingly, Ault Alliance’s ability to pay dividends on the Series H Preferred Stock depends on the earnings of and distribution of funds from its subsidiaries. Each of these subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit Ault Alliance’s ability to obtain cash from them.

The Series H Preferred Stock will not require Ault Alliance to achieve or maintain minimum financial results, refrain from incurring additional debt or limit its ability to take specified actions. The lack of any of these provisions could negatively impact holders of the Series H Preferred Stock.

The terms of the Certificate of Designations will not require Ault Alliance to achieve or maintain any minimum financial results relating to its financial position or results of operations. In addition, the Certificate of Designations will not contain any operating covenants, restrict Ault Alliance from incurring additional debt or restrict Ault Alliance from paying dividends, incurring liens or repurchasing any of its indebtedness or capital stock. Ault Alliance will not be required to redeem the Series H Preferred Stock in the event Ault Alliance undergoes a Change of Control. Ault Alliance’s ability to take any of these actions could diminish its ability to pay dividends on the Series H Preferred Stock when due.

The Series H Preferred Stock ranks junior to all of our liabilities and will not limit our ability to incur indebtedness and other liabilities that will rank senior to the Series H Preferred Stock.

The Series H Preferred Stock ranks junior to all of our liabilities. In the event of our bankruptcy, liquidation or winding-up, our assets will only be available to make payments of dividends on and liquidation preference of the Series H Preferred Stock after all of our indebtedness and other liabilities have been paid. As of September 30, 2022, we had approximately $155 million of total liabilities. In addition, the Series H Preferred Stock will rank structurally junior to all existing and future liabilities of our subsidiaries and the rights of any equity holders (other than us) of those subsidiaries. As discussed above under “Ault Alliance may not have sufficient cash to pay dividends on the Series H Preferred Stock,” we are a holding company and our ability to pay dividends or otherwise make payments in respect of the Series H Preferred Stock may be limited. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the Series H Preferred Stock then issued and outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series H Preferred Stock, and the terms of the Series H Preferred Stock will not limit the amount of such debt or other obligations that we may incur. In addition, our subsidiaries may issue capital stock or other ownership interests to third parties.

The Series H Preferred Stock ranks junior as to dividend rights and rights upon liquidation with our outstanding Series B Preferred Stock.

As of March 31, 2023, there were 7,040 outstanding shares of Series A Preferred Stock, 125,000 outstanding shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), 259,193 outstanding shares of Series D Preferred Stock, 83,000 outstanding shares of Series E Preferred Stock, 1,000 outstanding shares of Series F Preferred Stock, and 16,000 outstanding shares of Series G Preferred Stock, of which the Series B Preferred Stock ranks senior to the Series H Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up. The Series H Preferred Stock will rank pari passu with the Series A Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock with respect to liquidation and the Series A Preferred Stock and Series D Preferred Stock with respect to dividend rights. The outstanding shares of the senior preferred stock could have the effect of reducing the amounts available to the Series H Preferred Stock upon our liquidation, dissolution or winding up.

Volatility in the market price and trading volume of our Common Stock could adversely impact the trading prices for the Series H Preferred Stock.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our Common Stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this Offer to Exchange or the documents incorporated by reference in this Offer to Exchange or for reasons unrelated to our operations, such as future issuances of securities by us, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our Common Stock would likely adversely impact the trading price of the Series H Preferred Stock.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of the Series H Preferred Stock and our Common Stock.

Our Board of Directors is authorized to issue additional series of preferred stock on parity with or senior to the Series H Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up, without any action on the part of holders of our Series H Preferred Stock or our Common Stock. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our Series H Preferred Stock or Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the market price of our Common Stock could decrease, adversely affecting the value of the Series H Preferred Stock.

We may not have sufficient earnings and profits in order for distributions on the Series H Preferred Stock to be treated as dividends.

The dividends payable by us on the Series H Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that were to occur, it would result in the amount of dividends that exceed our earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the Series H Preferred Stock and then, to the extent of any excess over such adjusted tax basis, as capital gain. See “Certain Material Income Tax Considerations.”

Increases in market interest rates may adversely affect the market price of the Series H Preferred Stock.

One of the factors that will influence the market price of the Series H Preferred Stock is the annual yield from dividends on the Series H Preferred Stock as compared to yields on other financial instruments. An increase in market interest rates generally will result in higher yields on other financial instruments, which could adversely affect the market price of the Series H Preferred Stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of the Series H Preferred Stock and the Common Stock.

Future sales or issuances of our Common Stock, including the issuance of shares of our Common Stock upon conversion of the currently outstanding convertible preferred stock and upon exercise of our outstanding warrants would be substantially dilutive to the outstanding shares of Common Stock. We may also issue shares of the Common Stock or securities convertible into the Common Stock in the future. Any dilution or potential dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our Common Stock, which in turn, could adversely affect the trading price and liquidity of the Series H Preferred Stock.

THE OFFER

The Offer Documents contain, or incorporate by reference, important information that should be read carefully before any decision is made with respect to the Offer. See “Incorporation of Documents by Reference”.

Purpose and Effect of the Offer

The Company believes that the current price for the Common Stock does not reflect the intrinsic value of the Company.

During the fiscal year ended December 31, 2022, the Company:

•	Installed an aggregate of approximately 9,000 miners and intends to install an additional approximately 12,000 miners within the foreseeable future. Once all miners installed, the Company will generate approximately 180 Bitcoin per month, based on the difficulty rate as of March 2023; as of the date of this Offer to Exchange, the Company has since inception of its mining operations mined an aggregate of approximately 1,050 Bitcoin;

•	Has fully paid for all its miners in its possession;

•	Acquired a majority interest in Circle 8 Crane Services, LLC, which the Company expects to generate significant cash flow;

•	Had, as of September 30, 2022, approximately $610 million in total assets and stockholders’ equity of approximately $320 million. As of March 28, 2023, our shares of Common Stock traded at approximately eleven percent (11%) of our September 30, 2022 net tangible book value per share; and

•	Since current management assumed control of the Company, our assets have increased by a factor of 100; in addition, the Company’s management believes that the improvements to our balance sheet and income statement will continue over the next ten years.

Consequently, the Company believes that the current price for the Common Stock does not reflect these accomplishments or the intrinsic value of the Company. Thus, the Company believes that the Offer will benefit the holders of its Common Stock as follows:

•	those who tender will hold shares of Series H Preferred Stock that:

o	have a liquidation preference equivalent to $0.15 per share of Common Stock;

o	have cumulative dividends of 10.00% per annum; and

o	retain the right to participate in future dividends in the form of the common stock of our subsidiaries to holders of our Common Stock;

•	the $0.15 liquidation preference per common share equivalent of the Series H Preferred Stock represents a 55% increase over the last reported sales price of our Common Stock as of March 28, 2023, on the NYSE American; and

•	those who do not exchange may benefit more from future share value accretion as a result of the reduced number of shares outstanding.

Terms of the Offer

General

We are offering to exchange up to 333,333,333 shares of our Common Stock for up to $50,000,000 aggregate liquidation preference of Series H Preferred Stock, with each 200 shares of Common Stock being exchangeable in the Offer for three shares of Series H Preferred Stock having a liquidation preference equal to $10.00 per share. To avoid the issuance of fractional shares, Common Stock may only be tendered in increments of 200 shares.

You may tender all, some or none of your shares of Common Stock, subject to the terms and conditions of the Offer Documents.

Our acceptance of validly tendered shares of Common Stock and the closing of the Offer are subject to the conditions described under “The Offer — Conditions to the Completion of the Offer”.

In the event that a number of shares of Common Stock is tendered in the Offer that would require us to issue in excess of $50,000,000 aggregate liquidation preference of Series H Preferred Stock, then all tenders will be accepted on a pro rata basis (based on increments of 200 shares) such that the aggregate liquidation preference of the Series H Preferred Stock issued in the Offer does not exceed $50,000,000. See “The Offer —  Prorating”

Consideration to be Received, Subject to Prorating

For Each:	Consideration to be Received:
200 shares of Common Stock	3 shares of Series H Preferred Stock, with a liquidation preference equal to $10.00 per share

Information Relating to the Series H Preferred Stock

Dividends on the Series H Preferred Stock are cumulative from the date of initial issue and will be payable on the last day of each calendar quarter commencing on June 30, 2023 when, as and if declared by our Board of Directors. Dividends will be payable out of amounts legally available therefor at a rate equal to 10.00% per annum per $10.00 of stated liquidation preference per share, or $0.25 per share of Series H Preferred Stock per quarter. Dividends may be paid, at the option of the Company, in the form of Common Stock determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Series H Preferred Stock owned by such record holder on the record date for the applicable dividend payment date (rounded to the nearest whole cent) by (y) the ten-day VWAP per share of Common Stock prior to the dividend payment date. In addition, if the Company declares a dividend to holders of Common Stock in the form of shares of the stock of its subsidiaries, then holders of Series H Preferred Stock shall participate in such as if the shares of Series H Preferred Stock were convertible into shares of Common Stock at a price of $0.15 per share. However, holders of Series H Preferred Stock will not otherwise participate in any dividends or distributions of cash or other property paid in respect of our Common Stock with holders of the Common Stock. See “Description of Series H Preferred Stock — Dividends” for additional detail.

The Series H Preferred Stock will rank on a parity with the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock upon liquidation and in the right to receive dividends. On the date that is two years following the initial issuance of the Series H Preferred Stock, we may redeem, at our option, the Series H Preferred Stock, in whole or in part, from time to time, at a redemption price of $10.00 per share, plus any accumulated and unpaid dividends (whether or not declared) on the Series H Preferred Stock up to, but not including, the date of such redemption, upon written notice, as described in the section entitled “Description of the Series H Preferred Stock — Redemption — Redemption Procedures.” The Series H Preferred Stock is perpetual and has no stated maturity date, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Holders of the Series H Preferred Stock will generally have no voting rights, except for limited voting rights required by law. Holders of the Series H Preferred Stock will not have any preemptive rights to purchase or subscribe for our Common Stock or any other security.

Upon the occurrence of a Change of Control (defined below), we may, at our option, redeem the Series H Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $10.00 per share, plus any accumulated and unpaid dividends (whether or not declared) to, but not including, the redemption date. For additional detail and the definition of a “Change of Control”, see “Description of Series H Preferred Stock — Change of Control Optional Redemption”.

Accordingly, because our Series H Preferred Stock will have no maturity date, and we will not be required to redeem our Series H Preferred Stock at any time, our Series H Preferred Stock will remain outstanding indefinitely unless we decide to redeem it.

Expiration Date; Extensions; Amendments

The Offer will expire at one minute following 11:59 P.M. (12:00 midnight), New York City time, on Friday April 28, 2023, unless extended by the Company.

To extend the Expiration Date, we will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the holders of shares of Common Stock, or cause them to be notified, by such time and date by public announcement. Such notification will state the new Expiration Date.

We expressly reserve the right to delay acceptance of any shares of Common Stock, to extend the Offer, or to terminate the Offer and not accept the shares of Common Stock not previously tendered, in each case in our sole discretion. If we exercise any such right, we will give written notice to the Exchange Agent as promptly as practicable.

If the Offer is amended in a manner we determine to constitute a material change (including the waiver of any condition that we determine to be material), we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of shares of Common Stock of such amendment. If the amendment changes the amount of shares of Common Stock sought or the consideration offered pursuant to the Offer, we will extend the Expiration Date if necessary so that at least 10 business days remain in the Offer following notice of the amendment.

For any other material change, we will extend the Expiration Date if necessary so that at least five business days remain in the Offer following notice of the material change.

Source and Amount of Funds

As the Offer involves an exchange of shares of Common Stock for Series H Preferred Stock, no cash funds will be required to consummate the Offer (other than funds to pay expenses incurred in connection with the Offer, all of which we will fund from cash on hand).

Release of Legal Claims by Tendering Holders

By tendering your shares of Common Stock in the Offer, effective upon payment to you of the consideration payable in the Offer, you will, as of the closing of the Offer, be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the shares of Common Stock, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors or your assigns have, may have or may have had against the Company or any of its affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.

Procedures for Tendering Shares of Common Stock in the Offer

“Street Name”/Beneficial Owners vs. Record Holders

Nearly all of our stockholders hold their shares in “street name” under the name of a broker, dealer, bank, trust company, or other nominee (e.g., Merrill Lynch, Charles Schwab, TD Ameritrade or Robinhood) (a “Nominee”). A very small number of our stockholders (most of whom originally acquired their shares directly from the Company or one of its affiliates and never moved the shares to a brokerage account) hold their shares directly as record holders.

“Street Name”/Beneficial Owners. Ault Alliance stockholders whose shares are held through a Nominee should reach out to their Nominee for further instructions. These instructions will require a holder to instruct such Nominee to arrange for a DTC participant holding the shares in its DTC account to tender such shares in the Offer to the Exchange Agent by means of delivery through the book-entry confirmation facilities of DTC of such shares to the DTC account of the Exchange Agent, together with an agent’s message acknowledging that the tendering Ault Alliance stockholder has received and agrees to be bound by the Letter of Transmittal, before the Expiration Date. Return of a Letter of Transmittal by such Ault Alliance “street name” holders to the Exchange Agent is not required. To validly tender shares held in street name, Ault Alliance stockholders should instruct such Nominee to do so prior to the Expiration Date. The Nominee must also ensure that the Exchange Agent receives an agent’s message from DTC, confirming the book-entry transfer of the relevant shares. Ault Alliance stockholders who hold through a Nominee should not fill out a Letter of Transmittal; you should only follow the instructions provided by your Nominee.

The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Company may enforce that agreement against such participant.

All questions and requests for assistance may be directed to the Information Agent at 1 (888) 565-5423 (toll-free). You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Notice to Nominees: The Exchange Agent has established an account with respect to the shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the Expiration Date into the Exchange Agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of the shares may be effected through book-entry transfer at DTC, the Letter of Transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Exchange Agent at one of its addresses set forth above prior to the Expiration Date. In each case, tendering Ault Alliance stockholders should follow the other instructions set forth in the Letter of Transmittal and in this Offer to Exchange, dated March 31, 2023, including the section of this Offer to Exchange entitled “The Offer — Procedures for tendering shares of Common Stock in the Offer.” The Company cannot assure Ault Alliance stockholders that book-entry delivery of Common Stock will be available.

Record Holders. For a record holder of shares of Common Stock to validly tender shares of Common Stock pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any documents required by the Instructions to the Letter of Transmittal, must be received by the Exchange Agent at the address set forth on the back cover of this Offer to Exchange prior to the Expiration Date.

Letter of Transmittal (for Nominees Institutions and Record Holders)

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the NYSE Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the shares of Common Stock) of shares of Common Stock tendered therewith and such registered owner has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such shares of Common Stock are tendered for the account of an Eligible Institution. See Instructions 1, 2 and 5 of the Letter of Transmittal.

Guaranteed Delivery. Any record holder or Nominee who cannot complete the procedure for book-entry transfer on a timely basis, may tender his, her or its shares of Common Stock by satisfying each of the requirements set forth below:

•	such tender must be made through an Eligible Institution,

•	prior to one minute following 11:00 P.M. (12:00 midnight), Eastern time, on the Expiration Date, the Exchange Agent must receive from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by mail, facsimile transmission or hand delivery), setting forth the name and address of the holder and the amount of shares of Common Stock tendered, stating that the tender is being made thereby and guaranteeing that within two trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Common Stock (if any), in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and

•	a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery.

Effect of Letter of Transmittal. Subject to and effective upon the acceptance for exchange of and exchange of validly tendered shares of Common Stock, by executing and delivering a Letter of Transmittal, you (i) irrevocably sell, assign and transfer, upon the order of the Company, all right, title and interest in and to all the tendered shares of Common Stock, (ii) waive any and all rights with respect to the shares of Common Stock tendered, and (iii) release and waive any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the shares of Common Stock, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors and your assigns have, may have or may have had against us or any of our affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.

Letters of Transmittal must be sent only to the Exchange Agent. Do not send Letters of Transmittal to the Company.

THE METHOD OF DELIVERY OF SHARES OF COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE MAILING BE BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO ONE MINUTE FOLLOWING 11:00 P.M. (12:00 MIDNIGHT), EASTERN TIME, ON THE EXPIRATION DATE.

Right of Withdrawal

Shares of Common Stock tendered for exchange may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date. For a withdrawal of tendered shares of Common Stock to be effective, a written notice of withdrawal or revocation must be received by the Exchange Agent no later than 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must:

•	specify the name of the person who tendered the shares of Common Stock to be withdrawn;

•	contain the description of the shares of Common Stock to be withdrawn; and

•	be signed by the holder of such shares of Common Stock in the same manner as the original signature on the respective Letter of Transmittal by which such shares of Common Stock were tendered.

If the shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release has not yet been effected.

Shares of Common Stock withdrawn from the Offer may be re-tendered by following the tender procedures described above.

Prorating

The maximum number of shares of Common Stock that may be exchanged into Series H Preferred Stock is 333,333,333. The Company is exchanging shares of Common Stock in 200 share increments and is paying an effective liquidation preference of $0.15 of Series H Preferred Stock for each share of Common Stock, thus for each increment of 200 shares, a shareholder will receive three shares of Series H Preferred Stock with a liquidation preference of $10.00 per share. If the number of shares of Common Stock designated by all tendering holders of shares of Common Stock making valid tender exceeds 333,333,333, then the shares of Common Stock will be converted into Series H Preferred Stock subject to prorating as follows:

•	The number of increments of 200 shares of Common Stock to be converted into Series H Preferred Stock will be determined by multiplying the “Proration Factor” by the total number of increments of 200 shares of Common Stock validly tendered with the result rounded to the nearest whole number; provided that amounts less than one will be rounded up to one. The “Proration Factor” is determined by dividing 333,333,333 by the product of the total number of increments of 200 shares of Common Stock validly tendered and not withdrawn by holders of shares of Common Stock and 200.

Determinations of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered shares of Common Stock pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion (and we may delegate the power to make any determination in whole or in part to the Exchange Agent). Any such determination will be final and binding. Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. Neither we, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any shares of Common Stock, or will incur any liability for failure to give any such notification. We reserve the absolute right to reject any or all tenders of any shares of Common Stock determined by us not to be in proper form, or if the acceptance of or exchange of such shares of Common Stock may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Offer that we are legally permitted to waive.

Acceptance and Delivery of Series H Preferred Stock

Acceptance of Common Stock. Upon our determination that all of the conditions to the Offer were satisfied or waived by us on or prior to the Expiration Date, including the satisfaction of the 150,000,000 minimum share condition and the receipt of the consent of JGB (defined below), all shares of Common Stock validly tendered and not withdrawn will be accepted (subject to proration as discussed above) and the Series H Preferred Stock will be delivered promptly after expiration of the Offer. Our acceptance of shares of Common Stock tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Issuance of Series H Preferred Stock. Record holders of Common Stock whose Common Stock is exchanged for Series H Preferred Stock will receive Series H Preferred Stock directly registered with the Company’s transfer agent (“Directly Registered Shares”). In the case of Series H Preferred Stock issued to holders in street name, the Series H Preferred Stock will be initially issued in the form of one or more global securities (the “Global Securities”) registered in the name of The Depository Trust Company, or DTC, or its nominee. Upon the issuance of the Global Securities, DTC or its nominee will credit the accounts of the persons holding through it with the number of the shares of Series H Preferred Stock represented by such Global Securities. Such accounts shall be designated by the underwriters. Ownership of beneficial interests in the Global Securities will be limited to persons that have accounts with DTC or persons that may hold interests through persons with accounts.

Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interest in the Global Securities may not be exchanged for Directly Registered Shares except in the limited circumstances described below. See “— Exchange of Global Securities for Directly Registered Shares.” Except in limited circumstances described below, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of shares of Series H Preferred Stock in certificated form. In addition, transfers of beneficial interest in Global Securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants which may change from time to time.

So long as the holder of a Global Security is the registered owner of any shares of Series H Preferred Stock, the holder of such Global Security will be considered the sole holder of any shares of Series H Preferred Stock evidenced by the Global Securities. Beneficial owners of shares of Series H Preferred Stock evidenced by the Global Securities will not be considered the owners or holders of such shares for any purpose. Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Series H Preferred Stock.

Exchange of Global Securities for Directly Registered Shares

A Global Security is exchangeable for Directly Registered Shares if DTC notifies us that (a) it is unwilling or unable to continue as depositary for the Global Securities or (b) it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary.

In which case, upon surrender by a holder of its global security, shares of Series H Preferred Stock in such form will be issued to each person that the holder of the global security and DTC identify as being the beneficial owner of the related Series H Preferred Stock. In addition, beneficial interests in Global Securities may be exchanged for Directly Registered Shares upon prior written notice given to the transfer agent by or on behalf of DTC. In all cases, Directly Registered Shares delivered in exchange for any Global Securities or beneficial interest in Global Securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

We will not be liable for any delay by the global security holder or DTC in identifying the beneficial owners of Series H Preferred Stock and we may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Securities or DTC for all purposes. See “The Offer — Procedures for tendering shares of Common Stock in the Offer”.

If any shares of Common Stock are not accepted for any reason set forth in this Offer to Exchange or because the Offer is terminated, such unaccepted or unexchanged shares of Common Stock will remain issued and outstanding.

Conditions to the Completion of the Offer

Notwithstanding any other provision of the Offer, or any extension of the Offer, we shall not be required to accept for exchange any shares of Common Stock or issue any Series H Preferred Stock, and we may terminate or amend the Offer at any time prior to acceptance for exchange of the shares of Common Stock if we determine, in our reasonable judgment, that any of the following conditions has not been satisfied on or before the Expiration Date or if we so elect:

•	the Series H Preferred Stock shall be eligible for deposit with the Depositary Trust Company;

•	there shall have been validly tendered and not withdrawn at least 150,000,000 shares of Common Stock;

•	we shall have received the consent of JGB Capital, LP, a Delaware limited partnership, JGB Partners, LP, a Delaware limited partnership and JGB (Cayman) Buckeye LTD., a Cayman Islands exempted company (collectively, “JGB”) with respect to the Offer;

•	there shall not have occurred or be likely to occur any event that could reasonably be expected to materially adversely affect our business, financial condition, income, operations, properties or prospects, or materially impair the contemplated benefits of the Offer, or the settlement of the Offer;

•	there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the exchange of shares of Common Stock for Series H Preferred Stock pursuant to the Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, that challenges the making of the Offer or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay settlement of, or might otherwise reasonably be expected to adversely affect in any material manner, the Offer; or

•	there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any significant adverse change in the price of securities generally in the United States or other major securities markets, (iii) a material impairment in the trading market for debt securities in the United States, (iv) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States, or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The foregoing conditions are for the Company’s benefit and may be asserted by the Company or may be waived by the Company, in whole or in part at any time, and from time to time, on or prior to the Expiration Date, in its sole discretion. In addition, the Company may terminate the Offer if any condition is not satisfied or waived on or before the Expiration Date or for any other reason if we so elect. Under the Offer, if any of the foregoing conditions is not satisfied or waived, the Company may (i) not accept shares of Common Stock tendered by you, (ii) extend the Offer and retain all tendered shares of Common Stock until the expiration of the extended Offer, or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by applicable law.

The Company has not made a decision as to what circumstances would lead the Company to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Offer. The Company will give holders such notice of such amendments as may be required by applicable law.

Information Agent

Georgeson has been appointed as Information Agent for the Offer. All questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at 1 (888) 565-5423. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

No Solicitation

There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Offer.

Fees and Expenses

We will bear all of our fees and expenses incurred in connection with the Offer.

Transfer Taxes

We are not aware of any obligation of holders of shares of Common Stock who tender their shares of Common Stock in the Offer to pay any transfer taxes. However, if transfer tax would apply to the Offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.

Interests of directors, executive officers and affiliates of the Company in shares of Common Stock

The following is a list of the current directors and executive officers of the Company:

Name	Position
Board of Directors
Milton C. Ault, III	Executive Chairman of the Board
William B. Horne	Chief Executive Officer and Vice Chairman
Henry Nisser	President, General Counsel and Director
Robert O. Smith	Lead Independent Director
Howard Ash	Director
Jeffrey A. Bentz	Director
Mordechai Rosenberg	Director
Executive Officers
Kenneth Cragun	Chief Financial Officer

In connection with his or her services to the Company and its affiliates, certain of our executive officers are parties to arrangements with the Company, which govern his respective employment, service as a director and/or certain awards or other compensation that such person may be entitled to, each of which has been previously described by the Company in filings with the SEC. Certain directors and/or executive officers may also have additional contractual arrangements with the Company, which are further discussed in the Company’s filings with the SEC. See “Where to Find Available Information”.

None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer.

Our directors and executive officers have not engaged in transactions with respect to shares of Common Stock within the last 60 days.

Within the last 60 days the Company has engaged in transactions with respect to shares of the Common Stock as set forth below:

On January 30, 2023, the Company sold 554,803 shares of Common Stock at a purchase price of $0.1261 per share under its now terminated at-the-market offering program.

On January 31, 2023, the Company sold 760,611 shares of Common Stock at a purchase price of $0.1280 per share under its now terminated at-the-market offering program.

On February 1, 2023, the Company sold 724,026 shares of Common Stock at a purchase price of $0.1341 per share under its now terminated at-the-market offering program.

On February 2, 2023, the Company sold 912,925 shares of Common Stock at a purchase price of $0.1427 per share under its now terminated at-the-market offering program.

On February 3, 2023, the Company sold 702,726 shares of Common Stock at a purchase price of $0.1389 per share under its now terminated at-the-market offering program.

On February 6, 2023, the Company sold 738,456 shares of Common Stock at a purchase price of $0.1398 per share under its now terminated at-the-market offering program.

On February 7, 2023, the Company sold 847,446 shares of Common Stock at a purchase price of $0.1353 per share under its now terminated at-the-market offering program.

On February 8, 2023, the Company sold 550,088 shares of Common Stock at a purchase price of $0.1315 per share under its now terminated at-the-market offering program.

On February 9, 2023, the Company sold 1,828,441 shares of Common Stock at a purchase price of $0.1326 per share under its now terminated at-the-market offering program.

On February 10, 2023, the Company sold 646,049 shares of Common Stock at a purchase price of $0.1134 per share under its now terminated at-the-market offering program.

On February 13, 2023, the Company sold 673,868 shares of Common Stock at a purchase price of $0.1139 per share under its now terminated at-the-market offering program.

On February 14, 2023, the Company sold 440,469 shares of Common Stock at a purchase price of $0.1170 per share under its now terminated at-the-market offering program.

On February 15, 2023, the Company sold 1,105,393 shares of Common Stock at a purchase price of $0.1285 per share under its now terminated at-the-market offering program.

On February 16, 2023, the Company sold 932,676 shares of Common Stock at a purchase price of $0.1284 per share under its now terminated at-the-market offering program.

On February 17, 2023, the Company sold 386,018 shares of Common Stock at a purchase price of $0.1241 per share under its now terminated at-the-market offering program.

On February 21, 2023, the Company sold 427,042 shares of Common Stock at a purchase price of $0.1210 per share under its now terminated at-the-market offering program.

On February 22, 2023, the Company sold 298,879 shares of Common Stock at a purchase price of $0.1196 per share under its now terminated at-the-market offering program.

On February 23, 2023, the Company sold 283,437 shares of Common Stock at a purchase price of $0.1168 per share under its now terminated at-the-market offering program.

On February 24, 2023, the Company sold 125,787 shares of Common Stock at a purchase price of $0.1130 per share under its now terminated at-the-market offering program.

On February 27, 2023, the Company sold 403,908 shares of Common Stock at a purchase price of $0.1148 per share under its now terminated at-the-market offering program.

On February 28, 2023, the Company sold 470,340 shares of Common Stock at a purchase price of $0.1169 per share under its now terminated at-the-market offering program.

On March 1, 2023, the Company sold 365,941 shares of Common Stock at a purchase price of $0.1216 per share under its now terminated at-the-market offering program.

On March 2, 2023, the Company sold 565,000 shares of Common Stock at a purchase price of $0.1147 per share under its now terminated at-the-market offering program.

On March 8, 2023, the Company sold 287,163 shares of Common Stock at a purchase price of $0.1111 per share under its now terminated at-the-market offering program.

On March 9, 2023, the Company sold 357,939 shares of Common Stock at a purchase price of $0.1005 per share under its now terminated at-the-market offering program.

In addition, over the last 60 days the Company sold 66,490 shares of Series D Preferred Stock at an aggregate purchase price of $881,598 under its at-the-market offering program related to the Series D Preferred Stock.

Ault Alliance stockholder information

The following table shows, based upon filings made with the SEC and other information available to the Company, certain information as of March 28, 2023 concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Common Stock, because they possessed or shared voting or investment power with respect to the below described shares of Common Stock.

	Amount and Nature	Current Percent of	Percent of
Name and Address(1)	of Beneficial Ownership	Class(1)	Class Post-Offering(2)

Philou Ventures, LLC. P.O. Box 3587 Tustin, CA 92705(3)	7,872	*	*
Ault Alpha LP(4)	50,000,000	12.03%	60.67%
Ault & Company, Inc.(5)	52,666,882	12.64%	63.14%

__________________

*       Represents holdings of less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Ault Alliance, Inc., 11411 Southern Heights Pkwy, Suite 240, Las Vegas, NV 89141. Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Exchange Act and is based upon the 415,746,694 shares of Common Stock outstanding as of the date of this Offer to Exchange.

(2)	Assumes the Offer is fully subscribed and the owner does not tender.

(3)	Includes 125,000 shares of Series B Preferred Stock that are convertible in 2,232 shares of Common Stock and warrants to purchase 2,232 shares of Common Stock that are exercisable within 60 days of the date of this Offer to Exchange. Also includes 3,408 shares of Common Stock.

(4)	Includes 50,000,000 shares of Common Stock.

(5)	Includes (i) 1,658,916 shares of Common Stock, (ii) 94 shares of Common Stock underlying currently exercisable warrants, (iii) 1,000,000 shares of Common Stock purchasable pursuant to a Securities Purchase Agreement entered into on June 11, 2021 with Ault Alliance, (iv) 50,000,000 shares of Common Stock held by Ault Alpha LP (“AA”), (v) 3,408 shares of Common Stock held by Philou Ventures, LLC (“Philou Ventures”), (vi) 2,232 shares of Common Stock underlying currently exercisable warrants held by Philou Ventures, and (vii) 2,232 shares of Common Stock issuable upon the conversion of 125,000 shares of Series B Preferred Stock held by Philou Ventures. Ault Alpha GP LLC (“Ault GP”) and Ault Capital Management LLC (“AC Management”) are the general partner and investment manager of AA, respectively. Ault & Company, Inc. (“A&C”) is the Manager of Philou Ventures. Mr. Ault is the Chief Executive Officer of A&C. Mr. Ault is the Manager of Ault GP and AC Management.

Common Stock Ownership by Directors and Executive Officers

The following table presents the number of shares of Common Stock beneficially owned by the directors, the named executive officers, and all directors, named executive officers and other executive officers as a group as of March 28, 2023. Individuals have sole voting and dispositive power over the stock unless otherwise indicated in the footnotes.

	Amount and Nature	Current Percent of	Percent of
Name and Address(1)	of Beneficial Ownership	Class(1)	Class Post-Offering(2)

Milton Ault, III(3)	53,960,007	12.93%	64.31%
William Horne(4)	1,086,639	*	1.31%
Henry Nisser(5)	1,089,583	*	1.31%
Ken Cragun(6)	426,042	*	*
Robert Smith(7)	392,500	*	*
Mordechai Rosenberg(8)	412,500	*	*
Jeffrey A. Bentz(9)	412,500	*	*
Howard Ash(10)	362,500	*	*
All directors and executive officers as a group (eight persons)	58,142,271	13.86%	67.49%

__________________

*       Represents holdings of less than one percent.

(1)       Unless otherwise indicated, the business address of each of the individuals is c/o Ault Alliance, Inc., 11411 Southern Heights Pkwy, Suite 240, Las Vegas, NV 89141. Percent of class refers to percentage of class beneficially owned as the term “beneficial ownership” is defined in Rule 13d-3 under the Exchange Act and is based upon the 415,746,694 shares of Common Stock outstanding as of the date of this Offer to Exchange.

(2)       Assumes the Offer is fully subscribed and the individual does not tender.

(3)       Includes (i) 809,792 shares of Common Stock, (ii) 483,333 shares of Common Stock underlying stock options that are exercisable within 60 days of the date of this Offer to Exchange, (iii) 50,000,000 shares of Common Stock held by AA, (iv) 1,658,916 shares of Common Stock held by A&C, (v) 94 shares of Common Stock underlying warrants that are exercisable within 60 days of this Offer to Exchange held by A&C, (vi) 1,000,000 shares of Common Stock purchasable pursuant to a Securities Purchase Agreement entered into on June 11, 2021 between A&C and Ault Alliance, (vii) 3,408 shares of Common Stock held by Philou Ventures, (viii) 2,232 shares of Common Stock underlying warrants that are exercisable within 60 days of this Offer to Exchange held by Philou Ventures, and (ix) 2,232 shares of Common Stock issuable upon the conversion of 125,000 shares of Series B Preferred Stock held by Philou Ventures. Ault GP and AC Management are the general partner and investment manager to AA, respectively. A&C is the Manager of Philou Ventures. Mr. Ault is the Chief Executive Officer of A&C. Mr. Ault is the Manager of Ault GP and AC Management.

(4)       Includes (i) 603,306 shares of Common Stock and (ii) 483,333 shares of Common Stock underlying stock options that are exercisable within 60 days of the date of this Offer to Exchange.

(5)       Includes (i) 606,250 shares of Common Stock and (ii) 483,333 shares of Common Stock underlying stock options that are exercisable within 60 days of the date of this Offer to Exchange.

(6)       Includes (i) 200,000 shares of Common Stock and (ii) 226,042 shares of Common Stock underlying stock options that are exercisable within 60 days of the date of this Offer to Exchange.

(7)       Includes (i) 130,000 shares of Common Stock and (ii) 262,500 shares of Common Stock underlying stock options that are exercisable within 60 days of the date of this Offer to Exchange.

(8)        Includes (i) 150,000 shares of Common Stock and (ii) 262,500 shares of Common Stock underlying stock options that are exercisable within 60 days of the date of this Offer to Exchange.

(9)       Includes (i) 150,000 shares of Common Stock and (ii) 262,500 shares of Common Stock underlying stock options that are exercisable within 60 days of the date of this Offer to Exchange.

(10)       Includes (i) 100,000 shares of Common Stock and (ii) 262,500 shares of Common Stock underlying stock options that are exercisable within 60 days of the date of this Offer to Exchange.

DESCRIPTION OF AULT ALLIANCE’S COMMON STOCK

The following summary does not purport to be complete and is qualified in its entirety by reference to Ault Alliance’s certificate of incorporation and bylaws, each as amended, and to the provisions of the General Corporation Law of the State of Delaware, as amended.

General

Ault Alliance is authorized to issue 500,000,000 shares of Class A Common Stock, par value $0.001 per share, and 25,000,000 shares of Class B Common Stock, par value $0.001 per share. As of the date of this Offer to Exchange, there were 415,746,694 shares of our Class A Common Stock issued and outstanding but no shares of Class B Common Stock issued or outstanding. The outstanding shares of Ault Alliance’s common stock are validly issued, fully paid and nonassessable. In this Description of Ault Alliance’s Common Stock, all references solely to “common stock” shall refer to both the Class A Common Stock and Class B Common Stock except where otherwise indicated. Ault Alliance is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. Of these shares of preferred stock, 1,000,000 are designated as Series A Preferred Stock, 500,000 are designated as Series B Preferred Stock, 2,000,000 shares are designated as the Series D Preferred Stock, 83,000 shares are designated as Series E Preferred Stock, 1,000 shares are designated as Series F Preferred Stock, and 16,000 shares are designated as Series G Preferred Stock. As of March 31, 2023, there were 7,040 shares of Series A Preferred Stock outstanding, 125,000 shares of Series B Preferred Stock outstanding, 259,193 shares of Series D Preferred Stock outstanding, 83,000 shares of Series E Preferred Stock outstanding, 1,000 shares of Series F Preferred Stock outstanding, and 16,000 shares of Series G Preferred Stock outstanding.

Common Stock

Holders of Ault Alliance’s shares of Class A Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Ault Alliance’s shares of Class B Common Stock are entitled to ten votes for each share on all matters submitted to a stockholder vote. Holders of Ault Alliance’s common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Ault Alliance’s common stock voting for the election of directors can elect all of the directors. Holders of Ault Alliance’s common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation.

Holders of Ault Alliance’s common stock are entitled to share in all dividends that the Board of Directors of Ault Alliance, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock. Ault Alliance’s common stock has no preemptive, subscription or conversion rights and there are no redemption provisions applicable to Ault Alliance’s common stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Ault Alliance’s common stock is Computershare, 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129.

DESCRIPTION OF SERIES H PREFERRED STOCK

The following summary of the material terms and provisions of the Series H Preferred Stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our certificate of incorporation, including the certificates of designations for the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, and Series G Preferred Stock, copies of which are available upon request from us, and the applicable provisions of the Delaware General Corporation Law.

General

Ault Alliance is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share.

Our Board of Directors classified 5,000,000 shares of our authorized but unissued preferred stock, and has approved a Certificate of Designations creating a series of our preferred stock, designated as the “10.00% Series H Cumulative Redeemable Perpetual Preferred Stock”. When issued in accordance with this Offer to Exchange, the Series H Preferred Stock will be validly issued, fully paid and nonassessable.

No Maturity, Sinking Fund or Mandatory Redemption

The Series H Preferred Stock is perpetual and has no stated maturity date and will not be subject to any sinking fund or mandatory redemption. Shares of the Series H Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series H Preferred Stock. See “— Optional Redemption” and “— Change of Control Optional Redemption”.

Ranking

The Series H Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(i)	senior to all classes or series of our Common Stock and to all other equity securities issued by us other than equity securities referred to in clauses (ii) and (iii);

(ii)	on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series H Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up, including the Series A Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock and Series A Preferred Stock and Series D Preferred stock with respect to rights to the payment of dividends and;

(iii)	junior to the Series B Preferred Stock, and all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series H Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

(iv)	effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries.

Dividends

Holders of shares of the Series H Preferred Stock are entitled to receive cumulative cash dividends at the rate of 10.00% of the $10.00 per share liquidation preference per annum (equivalent to $1.00 per annum per share). Dividends on the Series H Preferred Stock will be payable quarterly on the last day of each calendar quarter when, as and if declared by our Board of Directors; provided that if any dividend payment date is not a business day, as defined in the Certificate of Designations, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series H Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series H Preferred Stock at the close of business on the applicable record date, which will be the last day of the month, whether or not a business day, in which the applicable dividend payment date falls. As a result, holders of shares of Series H Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

In addition, the Company may, at its option, elect to pay dividends in the form of Common Stock by delivering to each record holder of Series H Preferred Stock a number of shares of Common Stock (“PIK Dividend Shares”) determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Series H Preferred Stock shares owned by such record holder on the record date for the applicable dividend payment date (rounded to the nearest whole cent) by (y) the applicable PIK Dividend Price.

“PIK Dividend Price,” means the ten-day VWAP per share of Common Stock prior to the dividend payment date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the majority in interest of the holders of Series H Preferred Stock then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, OTCQB or OTCQX (or any successors to any of the foregoing).

If the Company declares a dividend to holders of Common Stock in the form of shares of the stock of its subsidiaries, then holders of Series H Preferred Stock shall participate in such dividend as if the shares of Series H Preferred Stock were convertible into shares of Common Stock at a price of $0.15 per share. However, holders of Series H Preferred Stock will not otherwise participate in any dividends or distributions of cash or other property paid in respect of our Common Stock with holders of the Common Stock.

No dividends on shares of Series H Preferred Stock will be authorized by our Board of Directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment will be restricted or prohibited by law. You should review the information appearing above under “Risk Factors — We may not have sufficient earnings and profits in order for distributions on the Series H Preferred Stock to be treated as dividends” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series H Preferred Stock.

Notwithstanding the foregoing, dividends on the Series H Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series H Preferred Stock that may be in arrears, and holders of the Series H Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series H Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our Common Stock and preferred stock, including the Series H Preferred Stock, will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our Board of Directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions, or stock distributions, on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on all shares of Series H Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock or in shares of any series of preferred stock that we may issue ranking junior to the Series H Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) will be declared or paid or set aside for payment upon shares of our Common Stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series H Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor will any other distribution be declared or made upon shares of our Common Stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series H Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our Common Stock or preferred stock that we may issue ranking junior to or on a parity with the Series H Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series H Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series H Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series H Preferred Stock, all dividends declared upon the Series H Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series H Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series H Preferred Stock and such other series of preferred stock that we may issue will in all cases bear to each other the same ratio that accrued dividends per share on the Series H Preferred Stock and such other series of preferred stock that we may issue (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series H Preferred Stock that may be in arrears.

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series H Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series H Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $10.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our Common Stock or any other class or series of our capital stock we may issue that ranks junior to the Series H Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series H Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series H Preferred Stock in the distribution of assets, then the holders of the Series H Preferred Stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series H Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series H Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Voting Rights

Series H Preferred Stock. Holders of shares of our Series H Preferred Stock generally do not have any voting rights, except as required by law. Except as expressly stated in the Certificate of Designations or as may be required by applicable law, the shares of Series H Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof will not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series H Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series H Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series H Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series H Preferred Stock within 30 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Redemption

Optional Redemption

Beginning on the date that is two years following the initial issuance of the Series H Preferred Stock, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series H Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $10.00 per share of Series H Preferred Stock, plus any accumulated and unpaid dividends (whether or not declared) on the Series H Preferred Stock up to, but not including, the date of such redemption, upon written notice as described below under “— Redemption Procedures”.

Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series H Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $10.00 per share, plus any accumulated and unpaid dividends (whether or not declared) thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when, after the initial issuance of the Series H Preferred Stock, the following have occurred and are continuing:

(i)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the “Exchange Act (other than A&C and AA, both of which are significant stockholders of our company and affiliates of Milton C. (Todd) Ault III, our Executive Chairman, and any “person” or “group” under Section 13(d)(3) of the Exchange Act that is an affiliate of A&C, AA, or any trust, partnership, corporate or other entity affiliated with any of the foregoing), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)	following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New Stock Exchange (the “NYSE”), the NYSE American or the Nasdaq Stock Market (the “Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Redemption Procedures

In the event we elect to redeem Series H Preferred Stock, the notice of redemption will be mailed to each holder of record of Series H Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

•	the redemption date;

•	the number of shares of Series H Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where certificates (if any) for the Series H Preferred Stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•	whether such redemption is being made pursuant to the provisions described above under “— Optional Redemption”; and

•	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

If less than all of the Series H Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series H Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series H Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series H Preferred Stock to be redeemed will surrender the Series H Preferred Stock at the place designated in the notice of redemption and will be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series H Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series H Preferred Stock so called for redemption, then from and after the redemption date (unless default will be made by us in providing for the payment of the redemption price plus any accumulated and unpaid dividends (whether or not declared), if any), dividends will cease to accrue on those shares of Series H Preferred Stock, those shares of Series H Preferred Stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus any accumulated and unpaid dividends (whether or not declared), if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series H Preferred Stock is to be redeemed, the Series H Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of Series H Preferred Stock, we will pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series H Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series H Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series H Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series H Preferred Stock will be redeemed unless all outstanding shares of Series H Preferred Stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series H Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series H Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing will not prevent the purchase or acquisition by us of shares of Series H Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series H Preferred Stock.

Subject to applicable law, we may purchase shares of Series H Preferred Stock in the open market, by tender or by private agreement. Any shares of Series H Preferred Stock that we acquire may be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

No Preemptive Rights

No holders of the Series H Preferred Stock will, as holders of Series H Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Change of Control

Provisions in our certificate of incorporation, as amended, and bylaws, as amended and restated, may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and our Board of Directors.

Transfer Agent

The transfer agent, conversion agent and registrar for our Common Stock and the Series H Preferred Stock is Computershare.

Book-Entry, Delivery and Form

Series H Preferred Stock issued to existing record holders of Common Stock will be issued in the form of Directly Registered Shares. All other Series H Preferred Stock will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company, or DTC, or its nominee. Upon the issuance of the Global Securities, DTC or its nominee will credit the accounts of Persons holding through it with the number of the shares of Series H Preferred Stock represented by such Global Securities. Ownership of beneficial interests in the Global Securities will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants.

Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interest in the Global Securities may not be exchanged for Directly Registered Shares except in the limited circumstances described below. See “— Exchange of Global Securities for Directly Registered Shares.” Except in limited circumstances described below, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of shares of Series H Preferred Stock in certificated form. In addition, transfers of beneficial interest in Global Securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

So long as the holder of a Global Security is the registered owner of any shares of Series H Preferred Stock, the holder of such Global Security will be considered the sole holder of any shares of Series H Preferred Stock evidenced by the Global Securities. Beneficial owners of shares Series H Preferred Stock evidenced by the Global Securities will not be considered the owners or holders of such shares for any purpose. Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Series H Preferred Stock.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge stockholders to contact the system or their participants directly to discuss these matters. However, we will remain responsible for any actions DTC, Euroclear and Clearstream and their respective participants take in accordance with instructions provided by us.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for the participants and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Securities, DTC will credit the accounts of participants that tendered Common Stock with portions of the aggregate number of shares represented by the Global Securities; and

(2)	ownership of these interests in the Global Securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the Global Securities).

Stockholders who are participants in DTC’s system may hold their interests therein directly through DTC. Stockholders who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in the Global Securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. Stockholders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in Global Securities to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in Global Securities to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments in respect of dividends, if any, on Global Securities registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder. Under the terms of the Certificate of Designations, we will treat the Persons in whose names the shares of Series H Preferred Stock, including the Global Securities, are registered as the owners of the shares of Series H Preferred Stock for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any agent of ours has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Securities or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Securities; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Series H Preferred Stock (including dividends), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial interest in the aggregate number of the shares represented by the Global Securities as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the Series H Preferred Stock will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, or us. We will not be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Series H Preferred Stock, and we may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Series H Preferred Stock only at the direction of one or more participants to whose account DTC has credited the interests in the Global Securities and only in respect of such portion of the aggregate number of shares of Series H Preferred Stock as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor our agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Directly Registered Shares

A global security is exchangeable for Directly Registered Shares if DTC notifies us that (a) it is unwilling or unable to continue as depositary for the Global Securities or (b) it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary.

In which case, upon surrender by a holder of its global security, shares of Series H Preferred Stock in such form will be issued to each person that the holder of the global security and DTC identify as being the beneficial owner of the related Series H Preferred Stock. In addition, beneficial interests in Global Securities may be exchanged for Directly Registered Shares upon prior written notice given to the transfer agent by or on behalf of DTC. In all cases, Directly Registered Shares delivered in exchange for any Global Securities or beneficial interest in Global Securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

We will not be liable for any delay by the global security holder or DTC in identifying the beneficial owners of Series H Preferred Stock and we may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Securities or DTC for all purposes.

Listing

We intend to file an application to list the Series H Preferred Stock on the NYSE American or the Nasdaq Capital Market under the symbol “AULT-PDH.” If this application is approved, trading in the Series H Preferred Stock is expected to commence within a 30-day period after the initial delivery of the Series H Preferred Stock. If the application is not approved, we intend to file an application to admit the Series H Preferred Stock for trading on the OTC. If the Series H Preferred Stock is not listed or if a robust market does not develop, even if listed, it may impair a holder’s ability to resell the Series H Preferred Stock or the prices at which they may trade. Accordingly, no assurance can be given as to the liquidity of the Series H Preferred Stock after their issuance, or the prices at which they may trade, or that a trading market will develop.

Book-Entry Issuance

Series H Preferred Stock issued to existing record holders of Common Stock will be issued in the form of Directly Registered Shares. All other Series H Preferred Stock will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company, or DTC, or its nominee.

COMPARISON OF RIGHTS BETWEEN THE COMMON STOCK AND
THE Series H Preferred Stock

The following is a description of the material differences between the rights of holders of shares of Common Stock and the Series H Preferred Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange for a more complete understanding of the differences between being a holder of shares of Common Stock and Series H Preferred Stock.

Common Stock	Series H Preferred Stock
Ranking
In any liquidation or bankruptcy of the Company, Common Stock would rank below all claims against us by holders of any of our indebtedness and by holders of preferred stock. Holders of our Common Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, and the liquidation preference of our preferred stock have been satisfied in full.	In any liquidation or bankruptcy of the Company, Series H Preferred Stock would rank below all claims against us by holders of any of our indebtedness and by the holders of any senior class of preferred stock. Holders of our Series H Preferred Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors and the liquidation preference of the senior classes of preferred stock have been satisfied in full.

Voting Rights
At every meeting of the stockholders of the Company in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Company.	The Series H Preferred Stock do not have voting rights, except as required by law.

Dividends/Distributions
Holders of Common Stock, are entitled to receive dividends if and when declared by our Board of Directors.	Dividends on the Series H Preferred Stock are cumulative from the date of initial issue and will be payable on the last day of each calendar quarter commencing on June 30, 2023 when, as and if declared by our Board of Directors. Dividends will be payable out of amounts legally available therefor at a rate equal to 10.00% per annum per $10.00 of stated liquidation preference per share, or $0.25 per share of Series H Preferred Stock per quarter. Dividends may be paid, at the option of the Company, in the form of Common Stock determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to Series H Preferred Stock owned by such record holder on the record date for the applicable dividend payment date (rounded to the nearest whole cent) by (y) the ten-day VWAP per share of Common Stock prior to the dividend payment date. If the Company declares a dividend to holders of Common Stock in the form of shares of the stock of its subsidiaries, then holders of Series H Preferred Stock shall participate in such dividend as if the shares of Series H Preferred Stock were convertible into shares of Common Stock at a price of $0.15 per share. However, holders of Series H Preferred Stock will not otherwise participate in any dividends or distributions of cash or other property paid in respect of our Common Stock with holders of the Common Stock.

Listing
The Common Stock trades on the NYSE American, under the ticker symbol “AULT.”	We intend to file an application to list the Series H Preferred Stock on the NYSE American or the Nasdaq Capital Market under the symbol “AULT-PDH”.

CERTAIN MATERIAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of the Offer to our stockholders. This summary is based on the Code, existing and proposed Treasury regulations, rulings, administrative pronouncements of the IRS and judicial decisions, all as currently in effect, and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities can apply on a retroactive basis in some circumstances, possibly in a manner that affects the discussion of U.S. federal income tax consequences below.

This summary is intended for general information purposes, and, except as expressly set forth below, only addresses certain material U.S. federal income tax consequences applicable to stockholders that hold their Common Stock as capital assets within the meaning of Section 1221 of the Code. In the context of the discussion pertaining to the Series H Preferred Stock, the discussion describes certain U.S. federal income tax consequences applicable only to stockholders of the Series H Preferred Stock who hold Series H Preferred Stock as capital assets. This summary does not purport to address all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of a stockholder, including those stockholders who are subject to special tax rules (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders whose functional currency is not the U.S. dollar, and holders who hold their shares as part of a hedge, straddle, constructive sale or conversion transaction). Nor does this summary discuss any tax consequences that may arise under the alternative minimum tax or under state, local or foreign tax laws, and does not describe any aspect of U.S. federal tax law other than income taxation. We will not seek an opinion of counsel or a ruling from the IRS with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the IRS will agree with the positions described in this Offer. Each stockholder should consult its own tax advisor regarding the tax consequences to it of an exchange in the Offer.

As used in this discussion, a “U.S. Holder” is a beneficial owner of the Common Stock that is an individual who is a citizen or resident of the United States; a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a stockholder that is not a “U.S. Holder”.

If a partnership or other pass-through entity is a beneficial owner of the Common Stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. A stockholder that is a partner (or other owner) of a partnership or other pass-through entity that holds Common Stock should consult its tax advisor regarding the tax consequences of the Offer and of owning and disposing of the Series H Preferred Stock.

Tax Consequences of Exchange in the Offer

Non-Participation in the Offer. Stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

U.S. Holders

Participation in the Offer. The exchange of Common Stock for Series H Preferred Stock under the Offer is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Assuming the exchange so qualifies, subject to the discussion further below, the following U.S. federal income tax consequences are generally intended to result from the transaction:

•	No gain or loss will be recognized on an exchange;

•	Stockholders’ holding period for the Series H Preferred Stock received in an exchange will include the holding period of the Common Stock exchanged in this Offer; and

•	Stockholders’ initial tax basis of the Series H Preferred Stock received in an exchange will be equal to the adjusted tax basis of the Common Stock exchanged.

Nonqualified Preferred Stock. While generally an exchange of common stock for preferred stock may qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, the receipt of any “nonqualified preferred stock” in such an exchange may not qualify as tax-free. “Nonqualified preferred stock” generally includes preferred stock that is callable for redemption by the issuer if the issuer is more likely than not to exercise the call right. At this time we have no intention to redeem the Series H Preferred Stock, and do not believe that it is more likely than not that we will redeem the Series H Preferred Stock. However, we cannot assure you that the IRS would not take into account all the facts and circumstances and argue that it is more than not that we will redeem the Series H Preferred Stock. If the IRS were successful in such argument, the receipt by a U.S. Holder of our Series H Preferred Stock in exchange for our Common Stock would generally constitute a sale or exchange of the Common Stock by the U.S. Holder unless the transaction is viewed as having the effect of a distribution under Section 302 of the Code, in which case it may constitute a distribution taxable in whole or in part as a dividend as described below. If a U.S. Holder’s receipt of Series H Preferred Stock in exchange for Common Stock is treated as a sale or exchange, such U.S. Holder will recognize capital gain or loss (which will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Stock exceeds one year) equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the exchanged Common Stock.

Section 302 of the Code. Under Section 302 of the Code, a redemption may be taxable as a distribution unless, after taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a complete termination of the U.S. Holder’s interest in the Company under Section 302(b)(3) of the Code, (b) results in a substantially disproportionate redemption of stock with respect to the U.S. Holder under Section 302(b)(2) of the Code or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code. The tax treatment of such a distribution would be in accordance with the rules described below under “— Ownership of Series H Preferred Stock  — U.S. Holders — Dividend Payments.”

In addition, although we believe the exchange of Common Stock is for Series H Preferred Stock with an equal value, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Series H Preferred Stock to an exchanging U.S. Holder having a value in excess of the Common Stock surrendered by such U.S. Holder, such excess value could be viewed as a deemed distribution or other income to such U.S. Holder.

Non-U.S. Holders

Participation in the Offer. The exchange of Common Stock for Series H Preferred Stock under the Offer is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Assuming the exchange so qualifies, and subject to the discussion further below concerning FIRPTA (as defined below), the exchange generally will not be taxable to the Non-U.S. Holder, as discussed above under “— Tax Consequences of Exchange in the Offer  — U.S. Holders  — Participation in the Offer,” except as discussed below.

Dividend Income. If any amounts are treated pursuant to the discussion above under “— Tax Consequences of Exchange in the Offer  — U.S. Holders” as dividend income, such income generally will be subject to U.S. federal income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

•	a lower treaty rate applies and the Non-U.S. Holder furnishes a properly completed IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or

•	the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income pursuant to the discussion above is also treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on such amount at graduated rates, in the same manner as U.S. Holders are taxed with respect to such amounts. A Non-U.S. Holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty.

Capital Gain. If any amounts are treated pursuant to the discussion above as capital gain, such gain generally will not be subject to U.S. federal income tax or withholding tax, unless (A) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or (B) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Any income or gain described in clause (A) above that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a Non-U.S. Holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Any gain described in clause (B) above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

FIRPTA. In general, Non-U.S. Holders could be subject to tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the exchange of Common Stock for Series H Preferred Stock if the shares of Common Stock are “United States real property interests” (within the meaning of FIRPTA) (“USRPIs”). Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”) are USRPIs. However, shares of our Common Stock will not be treated as USRPIs, and a Non-U.S. Holder generally will not be subject to tax under FIRPTA with respect to shares of our Common Stock exchanged in the Offer, if the Common Stock is “regularly traded” on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of the Common Stock at all times during a specified testing period. Our Common Stock is “regularly traded” on an established securities market. Even if our Common Stock constitutes a USRPI with respect to a Non-U.S. Holder owing, actually and constructively, more than 5% of the Common Stock at all times during a specified testing period, such Non-U.S. Holder generally will not be subject to tax under FIRPTA upon an exchange of Common Stock for our Series H Preferred Stock provided that the Series H Preferred Stock received in the Offer also constitutes a USRPI, and that certain FIRPTA reporting requirements are met. If the gain on the exchange of the Common Stock were taxed under FIRPTA, a Non-U.S. Holder would be taxed in the same manner as U.S. Holders with respect to such gain.

The Company

Loss and Credit Carryforwards. Federal and state tax laws impose restrictions on the utilization of net operating loss, capital loss and tax credit carryforwards in the event of an “ownership change” for U.S. federal income tax purposes as defined by Section 382 of the Code. Under Section 382 of the Code, if we undergo an “ownership change,” our ability to use our pre-change loss carryforwards, recognized built-in losses and other pre-change tax attributes to offset our post-change income may be severely limited. Generally, there is an ownership change if, immediately after any owner shift involving a 5-percent shareholder or any equity structure shift (A) the percentage of the stock of the loss corporation owned by 1 or more 5-percent shareholders has increased by more than 50 percentage points, over (B) the lowest percentage of stock of the loss corporation (or any predecessor corporation) owned by such shareholders at any time during the testing period. The limitations under Section 382 of the Code generally do not prevent the use of our net operating loss carryforwards to offset certain gains (known as “built-in gains”) recognized by us within five years of an ownership change with respect to assets held by us at the time of such ownership change, but only to the extent of our “net unrealized built-in gains” at the time of such ownership change. Depending on the number of shares of Common Stock that are exchanged, consummation of the Offer may result in an ownership change under Section 382 of the Code.

Excise Tax on Stock Repurchases. On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases, including redemptions, of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Therefore, we do not expect to be subject to a material amount of such excise tax in connection with the Offer.

Ownership of Series H Preferred Stock

U.S. Holders

Dividend Payments. Distributions with respect to the Series H Preferred Stock will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the Series H Preferred Stock, causing a reduction in the adjusted tax basis of such U.S. Holder’s Series H Preferred Stock, but not below zero. Any remaining excess will be treated as capital gain and will be treated as described below under “— Ownership of Series H Preferred Stock  — U.S. Holders — Gain on Disposition of Series H Preferred Stock.” For amounts treated as dividends, a corporate U.S. Holder will be eligible for the dividends-received deduction and a noncorporate U.S. Holder will qualify for taxation at preferential rates, in each case if it meets certain holding period and other applicable requirements.

Redemption of Series H Preferred Stock. Subject to the potential application of Section 306 of the Code to the Series H Preferred Stock, discussed below, a redemption of the Series H Preferred Stock for cash will be treated as a sale or exchange (and taxed in accordance with the rules described below under “— Ownership of Series H Preferred Stock  — U.S. Holders — Gain on Disposition of Series H Preferred Stock”) if, taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a complete termination of the U.S. Holder’s interest in the Company under Section 302(b)(3) of the Code, (b) results in a substantially disproportionate redemption of stock with respect to the U.S. Holder under Section 302(b)(2) of the Code or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code. If the redemption is not treated as a sale or exchange, it will be taxable as a distribution in accordance with the rules described above under “— Ownership of Series H Preferred Stock  — U.S. Holders — Dividend Payments,” in which case the U.S. Holder’s tax basis in the redeemed shares may likely be allocable only to the U.S. Holder’s remaining Series H Preferred Stock, if any, although the treatment remains uncertain under current guidance.

Gain on Disposition of Series H Preferred Stock. Subject to the potential application of Section 306 of the Code to the Series H Preferred Stock, discussed below, if a U.S. Holder sells or otherwise disposes of Series H Preferred Stock (other than by redemption as discussed above), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the disposition and its adjusted tax basis of the Series H Preferred Stock. Capital gain of a noncorporate U.S. Holder generally is taxed at preferential rates if the U.S. Holder has a holding period greater than one year.

Section 306 Stock. Section 306 of the Code will generally apply to a sale or other disposition of the Series H Preferred Stock if such stock is treated as “Section 306 stock” within the meaning of Section 306(c) of the Code. In general, stock will be Section 306 stock if it is stock that is “not common stock” and satisfies certain other requirements described in Section 306(c)(1)(B) of the Code. The IRS has ruled that stock is other than common stock for this purpose if the stock does not participate in corporate growth to any significant extent. If the Series H Preferred Stock is treated as stock other than common stock, the Series H Preferred Stock received by a U.S. Holder in the Offer will generally be treated as Section 306 stock if, in a hypothetical transaction otherwise identical to the Offer in which the U.S. Holder received an equivalent amount of cash as a substitute for the Series H Preferred Stock, the receipt of such cash would be treated as a dividend (and not as a sale or exchange) for U.S. federal income tax purposes (the cash substitution test). Whether a U.S. Holder’s hypothetical receipt of cash would be treated as a dividend and, accordingly, whether the U.S. Holder meets the cash substitution test, will be determined under the principles of Section 302(b) of the Code, as described above under “Ownership of Series H Preferred Stock  — U.S. Holders — Redemption of Series H Preferred Stock,” and will generally depend upon the U.S. Holder’s particular circumstances.

If the Series H Preferred Stock constitutes Section 306 stock, Section 306 of the Code may apply potentially to prohibit capital gain treatment on a subsequent disposition of the Series H Preferred Stock received in the Offer, in which case the amount realized by a U.S. Holder (without reduction by the U.S. Holder’s tax basis in such stock) on a subsequent taxable disposition of such stock would generally be treated as either:

•	dividend income, if such disposition is a redemption, to the extent of our available earnings and profits at such time; or

•	ordinary income, if such disposition is other than a redemption, to the extent that the U.S. Holder’s earlier receipt of the Series H Preferred Stock in the Offer would have been treated as a dividend if we had distributed cash in lieu of the Series H Preferred Stock in the Offer.

However, even if the Series H Preferred Stock is treated as Section 306 stock, the foregoing treatment may not apply if the U.S. Holder establishes to the satisfaction of the IRS that neither the Offer nor the subsequent disposition of the Series H Preferred Stock is pursuant to a plan of which the avoidance of U.S. federal income tax is one of the principal purposes.

Information Reporting and Backup Withholding. Certain U.S. Holders will be subject to information reporting with respect to the payment of dividends on our Series H Preferred Stock and the payment of proceeds on the sale or other disposition of shares of our Series H Preferred Stock. Backup withholding may apply unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. Holder is allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund if the amount of taxes withheld exceed the U.S. Holder’s actual tax liability, provided that the U.S. Holder timely provides the required information to the IRS.

Non-U.S. Holders

Dividend Payments. Distributions with respect to the Series H Preferred Stock will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Generally, distributions treated as dividends and paid to a Non-U.S. Holder with respect to our Series H Preferred Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty. To the extent that the amount of a distribution with respect to our Series H Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such Series H Preferred Stock and thereafter as gain from the sale or exchange of Series H Preferred Stock, the tax treatment of which is discussed below under “— Gain on Disposition of Series H Preferred Stock.” To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends that are effectively connected with a trade or business conducted by a Non-U.S. Holder within the U.S., and, to the extent an applicable tax treaty provides, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S., generally will be subject to U.S. federal income tax on a net basis at the gradual ordinary rates generally applicable to U.S. Holders, but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. A Non-U.S. Holder generally can meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

A Non-U.S. Holder of shares of Series H Preferred Stock may obtain a refund of any excess amounts withheld under these rules if the Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax and an appropriate claim for refund is timely filed with the IRS.

Redemption of Series H Preferred Stock. Subject to the potential application of Section 306 of the Code to the Series H Preferred Stock, discussed below, a redemption of the Series H Preferred Stock for cash will be treated as a sale or exchange (and taxed in accordance with the rules described below under “— Gain on Disposition of Series H Preferred Stock”) if, taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a complete termination of the Non-U.S. Holder’s interest in the Company under Section 302(b)(3) of the Code, (b) results in a substantially disproportionate redemption of stock with respect to the Non-U.S. Holder under Section 302(b)(2) of the Code or (c) is “not essentially equivalent to a dividend” with respect to the Non-U.S. Holder under Section 302(b)(1) of the Code. If the redemption is not treated as a sale or exchange, it will be taxable as a distribution in accordance with the rules described above under “— Ownership of Series H Preferred Stock  — Non-U.S. Holders — Dividend Payments,” in which case the U.S. Holder’s tax basis in the redeemed shares may likely be allocable only to the U.S. Holder’s remaining Series H Preferred Stock, if any, although the treatment remains uncertain under current guidance.

Gain on Disposition of Series H Preferred Stock. Subject to the potential application of Section 306 of the Code to the Series H Preferred Stock, discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other taxable disposition (other than a redemption as discussed above) of Series H Preferred Stock unless:

•	the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the U.S. and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.;

•	the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our Series H Preferred Stock constitutes a USRPI (as defined above under “ — Tax Consequences of Exchange in the Offer — Non-U.S. Holders — FIRPTA”) by reason of our status as a USRPHC (as defined above under “ — Tax Consequences of Exchange in the Offer — Non-U.S. Holders — FIRPTA”) for U.S. federal income tax purposes and certain other conditions are met.

A Non-U.S. Holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived on a net income basis at the regular graduated rates, unless an applicable tax treaty provides otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items. A Non-U.S. Holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses. With respect to the third bullet point above, if Series H Preferred Stock will be regularly traded on an established market, see discussion above under “ — Tax Consequences of Exchange in the Offer  — Non-U.S. Holders — FIRPTA”. If the Series H Preferred Stock will not be regularly traded on an established market, Non-U.S. Holders could potentially be subject tax under FIRPTA if we are a USRPHC.

Section 306 Stock. A payment made to a Non-U.S. Holder disposing of the Series H Preferred Stock may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “— Ownership of Series H Preferred Stock  — U.S. Holders — Section 306 Stock”), in which case the payment would be subject to U.S. federal income tax in the manner described above under “— Ownership of Series H Preferred Stock  — Non-U.S. Holders — Dividend Payments.”

Information Reporting and Backup Withholding. Information returns will be filed annually with the IRS in connection with our payment of dividends on the Series H Preferred Stock. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder is a resident for tax purposes. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, including redemption, of the shares of Series H Preferred Stock, and the Non-U.S. Holder may be subject to backup withholding on payments of dividends on the shares of Series H Preferred Stock or on the proceeds from a sale or other disposition of the Series H Preferred Stock. The certification procedures required to claim the exemption from withholding tax on dividends described above will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability or may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER AS WELL AS THE OWNERSHIP OF THE SERIES H PREFERRED STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

PLAN OF DISTRIBUTION

We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of Series H Preferred Stock in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act, to provide a pre-emption of the registration and qualification requirements of the state securities laws for the issuance of the Series H Preferred Stock in the Offer. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Offer.

We have agreed to pay all our expenses incident to the Offer. We have not agreed to pay any commissions or concessions of any broker or dealers.

HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

Summary Historical Consolidated Financial Data

The selected data presented below under the captions “Statement of Operations Data”, “Statement of Comprehensive Loss Data” and “Balance Sheet Data” for, and as of the end of, each of the years in the two-year period ended December 31, 2021 are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by Marcum LLP, independent auditors. The selected data as of and for the nine-months ended September 30, 2022 and September 30, 2021 are derived from the unaudited condensed consolidated financial statements of the Company. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company’s financial position and results of operations for the periods presented. Certain reclassifications have been made to the prior year financial statements to conform to current year presentation.

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2021	2020	2022	2021
Statement of Operations Data:
Revenue	$52,400,000	$23,871,000	$99,970,000	$44,580,000
Cost of revenue	23,858,000	16,357,000	51,541,000	16,657,000
Research and development, selling, general
and administrative expenses	46,500,000	15,547,000	71,499,000	30,773,000
Impairment of deposit due to vendor
bankruptcy filing	—	—	2,000,000	—
Impairment of mined cryptocurrency	403,000	—	2,930,000	—
Benefit for credit losses	—	(2,000,000)	—	—
Operating loss	(18,361,000)	(6,033,000)	(28,000,000)	(2,850,000)
Other expense (income), net:
Interest expense, net	1,063,000	9,543,000	34,572,000	299,000
Change in fair value of marketable
equity securities	1,327,000	(919,000)	(355,000)	705,000
Realized gain on marketable securities	(1,924,000)	—	(661,000)	(428,000)
(Gain) loss on extinguishment of debt	(929,000)	18,706,000	—	(929,000)
Other expense (income), net	5,943,000	49,000	951,000	(4,080,000)
(Loss) income from continuing operations
before income taxes	(23,841,000)	(33,412,000)	(62,507,000)	1,583,000
Income tax (provision) benefit	(130,000)	24,000	(361,000)	(144,000)
Net (loss) income from continuing operations	(23,971,000)	(33,388,000)	(62,868,000)	1,439,000
Net loss from discontinued operations, net of taxes	—	661,000	—	—
Net (loss) income	(23,971,000)	(32,727,000)	(62,868,000)	1,439,000
Net (loss) income attributable to non-controlling interest	(213,000)	—	1,061,000	(93,000)
Net (loss) income attributable to BitNile Holdings	(24,184,000)	(32,727,000)	(61,807,000)	1,346,000
Preferred dividends	(18,000)	(18,000)	(239,000)	(13,000)
Net (loss) income available to common stockholders	$(24,202,000)	$(32,745,000)	$(62,046,000)	$1,333,000

Statement of Comprehensive Loss Data:
Net (loss) income available to common stockholders	$(24,202,000)	$(32,745,000)	$(62,046,000)	$1,333,000
Foreign currency translation adjustment	85,000	482,000	(1,452,000)	(141,000)
Net unrealized gain (loss) on derivative securities
of related party	(7,773,000)	3,312,000	—	(7,773,000)
Impairment of debt securities, related party	9,300,000	—	—	—
Total comprehensive loss	$(22,590,000)	$(28,951,000)	$(63,498,000)	$(6,581,000)

	December 31,		September 30,
	2021	2020	2022	2021
Balance Sheet Data:
Cash and cash equivalents	$15,912,000	$18,680,000	$10,126,000	$44,047,000
Marketable equity securities	40,380,000	2,563,000	8,561,000	49,931,000
Total assets	490,286,000	75,643,000	610,905,000	225,721,000
Long-term debt, net of current maturities	55,523,000	774,000	72,188,000	447,000
Total liabilities	145,106,000	26,511,000	155,028,000	24,740,000
Redeemable noncontrolling interests
in equity of subsidiaries	116,725,000	—	117,114,000	—
Total stockholders’ equity	$228,455,000	$49,132,000	$338,763,000	$200,981,000

Summary Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements incorporated by reference in this Offer to Exchange. The unaudited pro forma financial information set forth below gives effect to the financial impact of the settlement of the Offer as if it had occurred (i) on September 30, 2022 for the purposes of the unaudited pro forma balance sheet as of September 30, 2022 and the book value per share calculation as of such date, and (ii) on January 1, 2021 for the purposes of the unaudited pro forma statement of comprehensive loss and earnings per share for the fiscal year ended December 31, 2021 and for the nine-month period ended September 30, 2022. The adjustments for the Offer on the unaudited pro forma financial information set forth below assume that an aggregate of 333,333,333 shares of Common Stock are tendered in the Offer in exchange for $50,000,000 aggregate liquidation preference of Series H Preferred Stock pursuant to the terms of the Offer. The pro forma financial information set forth below does not give effect to any other changes to the accounts of Ault Alliance since September 30, 2022 and only gives effect to the financial impact of the settlement of the Offer. The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Offer been completed as of the dates indicated. The unaudited pro-forma financial statements are for informational purposes only and are not indications of future performance.

	As of September 30, 2022
	Actual	Adjustment	As Adjusted
Balance Sheet Data:
Cash and cash equivalents	$10,126,000	$—	$10,126,000
Marketable equity securities	8,561,000	—	8,561,000
Total assets	610,905,000	—	610,905,000
Long-term debt, net of current maturities	72,188,000	—	72,188,000
Total liabilities	155,028,000	—	155,028,000
Redeemable noncontrolling interests
in equity of subsidiaries	117,114,000	—	117,114,000
Total stockholders’ equity	$338,763,000	$—	$338,763,000

	For the nine months ended September 30, 2022
	Actual	Adjustment	As Adjusted
Statement of Comprehensive Loss and EPS
Net loss available to common stockholders	$(62,046,000)	$(3,750,000)	$(65,796,000)
Foreign currency translation adjustment	(1,452,000)	—	(1,452,000)
Total comprehensive loss	$(63,498,000)	$(3,750,000)	$(67,248,000)
Basic net loss per common share	$(0.27)	nm(1)	nm(1)
Diluted net loss per common share	$(0.27)	nm(1)	nm(1)

	For the year ended December 31, 2021
	Actual	Adjustment	As Adjusted
Statement of Comprehensive Loss and EPS
Net (loss) income available to common stockholders	$(24,202,000)	$(5,000,000)	$(29,202,000)
Foreign currency translation adjustment	85,000	—	85,000
Net unrealized gain (loss) on derivative securities
of related party	(7,773,000)	—	(7,773,000)
Impairment of debt securities, related party	9,300,000	—	9,300,000
Total comprehensive loss	$(22,590,000)	$(5,000,000)	$(27,590,000)
Basic net loss per common share	$(0.44)	nm(1)	nm(1)
Diluted net loss per common share	$(0.44)	nm(1)	nm(1)

(1) The Company’s basic and diluted weighted average common shares outstanding did not exceed 333,333,333 shares on December 31, 2021 and September 30, 2022 for it to illustrate the impact of the Offering on basic and diluted loss per share.

	As of September 30, 2022
	Actual	Adjustment	As Adjusted
Book value per share calculation
Common Shares outstanding at September 30, 2022	341,446,982	(333,333,333)	8,113,649
Total stockholders’ equity	$338,763,000	—	$338,763,000
Book value per share	$0.99		$41.75

PRICE RANGE OF THE COMMON STOCK; DIVIDENDS

Our Common Stock trades on the NYSE American under the ticker symbol “AULT.” As of March 28, 2023, there were approximately 35 holders of record of our Common Stock. Based on the latest available information, we believe there are no fewer than 40,000 beneficial owners of our Common Stock.

On March 17, 2023, the last reported sales price of our Common Stock on the NYSE American prior to the announcement of the Offer was $0.09 per share. On March 28, 2023, the last reported sales price of Common Stock was $0.097 per share. As of March 28, 2023 we had approximately 415,746,694 shares of Common Stock outstanding.

The following table presents the range of high and low quarterly sales prices of shares of our Common Stock for the last two years.

Period	Low	High
First Quarter 2021	$2.97	$7.84
Second Quarter 2021	$2.09	$3.32
Third Quarter 2021	$2.18	$2.83
Fourth Quarter 2021	$1.21	$2.47
First Quarter 2022	$0.53	$1.34
Second Quarter 2022	$0.24	$0.84
Third Quarter 2022	$0.18	$0.38
Fourth Quarter 2022	$0.09	$0.15
First Quarter 2023 (through March 28, 2023)	$0.08	$0.16

We have never paid any cash dividends on shares of Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, capital requirements, general financial condition, and is within the discretion of our Board of Directors.

WHERE TO FIND AVAILABLE INFORMATION

We are subject to the information reporting requirements of the Exchange Act applicable to U.S. domestic issuers and, as such, file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements on Schedule 14A and other information with the SEC. These reports and proxy statements are available free of charge through our website at www.ault.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. The information on our website is not incorporated by reference in this Offer to Exchange. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference into, and are not considered part of, this Offer to Exchange and, as a result, you should not rely on any such information in making your decision whether to exchange your securities. In addition, our filings with the SEC are available on the SEC’s website at www.sec.gov, which contains reports, proxy and other information regarding the Company and other issuers that file electronically with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed by the Company with the SEC on April 15, 2022, as amended;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed by the Company with the SEC on May 31, 2022, for the quarter ended June 30, 2022, filed by the Company with the SEC on August 22, 2022, and for the quarter ended September 30, 2022, filed by the Company with the SEC on November 31, 2022;

•	Current Reports on Form 8-K filed by the Company with the SEC on each of January 3, 2022, January 3, 2022, January 21, 2022, January 24, 2022, February 23, 2022, February 25, 2022, March 9, 2022, April 25, 2022, June 1, 2022, June 2, 2022, June 14, 2022, June 17, 2022, August 11, 2022, August 16, 2022, August 30, 2022, September 6, 2022, September 7, 2022, September 9, 2022, September 9, 2022, September 12, 2022, September 16, 2022, September 19, 2022, October 6, 2022, October 13, 2022, October 19, 2022, October 20, 2022, November 8, 2022, November 18, 2022, November 23, 2022, December 7, 2022, December 19, 2022 (as amended March 3, 2023), December 20, 2022, December 21, 2022, January 3, 2023, January 27, 2023, February 10, 2023, March 7, 2023, March 13, 2023 and March 30, 2023.

We also incorporate by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any portion of a document deemed to have been “furnished” and not “filed” in accordance with SEC rules) subsequent to the date of this Offer to Exchange and before the expiration of the Offer.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where to Find Available Information” or by contacting Ault Alliance, Inc., 1411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; Tel: (949) 444-5464; Attention: Milton C. (Todd) Ault III, Executive Chairman. The Company will provide the documents incorporated by reference, without charge, upon written or oral request.

MISCELLANEOUS

We are making the Offer to all holders of outstanding shares of Common Stock. We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort without incurring any significant expense to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to, nor will tenders of shares of Common Stock be accepted from, or on behalf of, the holders of shares of Common Stock residing in any such jurisdiction, subject to our obligations to comply with applicable SEC regulations. The Offer will not be made in any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the Series H Preferred Stock, or the possession, circulation or distribution of the Offer Documents or any other material relating to us or the Series H Preferred Stock in any jurisdiction where action for that purpose is required, subject to our obligations to comply with applicable SEC regulations. Accordingly, the Series H Preferred Stock may not be offered or sold, directly or indirectly, and neither the Offer Documents nor any other material relating to us or the Series H Preferred Stock may be distributed, or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons into whose possession the Offer Documents come are advised to inform themselves about and to observe any restrictions relating to this Offer, the distribution of the Offer Documents, and the resale of the Series H Preferred Stock.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Where to Find Additional Information” in this Offer to Exchange.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OF COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT.

AULT ALLIANCE, INC.

March 31, 2023

If you hold shares through a brokerage firm (e.g., Schwab, TD Ameritrade, Fidelity, Robinhood, etc.) contact your brokerage firm and follow their procedures for instructing them to tender your shares.

If you are a registered holder of shares of Common Stock (i.e., you do not hold through a brokerage firm), the Letter of Transmittal and any other required documents should be sent or delivered to the Exchange Agent at its address set forth below. To confirm delivery, registered holders are directed to contact the Exchange Agent.

The Exchange Agent for the Offer is

Computershare Trust Company, N.A.

If delivering via Registered or Overnight Mail

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

150 Royall Street

Suite V

Canton, MA 02021

If delivering via First Class Mail:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

P.O. Box 43011

Providence, RI 02940-3011

Questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its respective telephone numbers and mailing addresses set forth below.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

888-565-5423